UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GNC HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

April 11, 2019

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on Tuesday, May 21, 2019 at 8:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219.

The agenda for the Annual Meeting includes:

•	The election of nine (9) directors named in the attached proxy statement to our Board of Directors (Proposal 1);
•	An advisory vote to approve the compensation paid to our Named Executive Officers disclosed in the attached proxy statement (commonly known as a “say-on-pay” proposal) (Proposal 2); and
•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2019 fiscal year (Proposal 3).

Our Board of Directors recommends that you vote FOR Proposals 1, 2, and 3.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of GNC, I would like to express our appreciation for your ongoing investment in the Company.

Live Well,

Kenneth A. Martindale
Chairman and Chief Executive Officer

GNC HOLDINGS, INC.
NOTICE OF
2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2019

DATE AND TIME	8:00 a.m. on Tuesday, May 21, 2019

PLACE	Omni William Penn Hotel 530 William Penn Place Pittsburgh, Pennsylvania 15219

ITEMS OF BUSINESS	(1)
To elect nine (9) directors named in these proxy materials to hold office until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2)
To approve, by non-binding vote on an advisory basis, the compensation paid to our Named Executive Officers in 2018, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2).

(3) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2019 fiscal year (Proposal 3).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 25, 2019, our record date.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

REQUIRED VOTE
The affirmative vote of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals described in these proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2019: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2018 Annual Report on Form 10-K and the proxy card are available at www.proxyvote.com. You will need your notice of Internet availability or proxy card to access these proxy materials.

April 11, 2019

Susan M. Canning
Secretary

i

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

PROXY STATEMENT
2019 ANNUAL MEETING OF STOCKHOLDERS
May 21, 2019

The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at our 2019 annual meeting of stockholders (the “Annual Meeting”).

These proxy materials contain information regarding the Annual Meeting, to be held on Tuesday, May 21, 2019, beginning at 8:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

It is anticipated that we will begin mailing this proxy statement, the proxy card, our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) and the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 11, 2019. The information regarding stock ownership and other matters in this proxy statement is as of March 25, 2019 (the “Record Date”), unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•	the election of nine (9) directors to serve until our 2020 annual meeting of stockholders (the “2020 Annual Meeting”) and their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);
•	the approval, by non-binding vote, on an advisory basis of the compensation paid to our Named Executive Officers for 2018, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2); and
•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2019 fiscal year (Proposal 3).

THE BOARD RECOMMENDS A VOTE (1) FOR THE ELECTION OF EACH OF OUR NOMINEES FOR DIRECTORS (PROPOSAL 1), (2) FOR THE APPROVAL, BY NON-BINDING VOTE ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR 2018 (“SAY-ON-PAY”) (PROPOSAL 2), AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3).

Who may vote?

Stockholders of record, at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of our Class A common stock, par value $0.001 per share (“Common Stock”) is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, there were 83,966,049 shares of Common Stock issued and outstanding.

Each share of our Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”) is entitled to a number of votes equal to the number of shares of Common Stock that such Preferred Stock may convert into as of the

Record Date, calculated by dividing (i) the applicable liquidation preference, which as of the Record Date is $1,000.00 per share, by $5.35 per share, and disregarding any fractional shares into which such aggregate number is convertible. As of the Record Date, there were 299,950 shares of Preferred Stock issued and outstanding, entitling the holder thereof to cast 56,065,420 votes.

Holders of our Common Stock and Preferred Stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware Law or the terms of our Certificate of Incorporation, as amended and restated. Under the terms of the Stockholders Agreement, entered into November 8, 2018 (the “Stockholders Agreement”) between the Company and Harbin Pharmaceutical Group Co., Ltd. (“Harbin”), the current holder of our Preferred Stock, Harbin has agreed for so long as it holds at least fifteen percent (15%) of the Company’s common stock (on an as-converted basis) to vote either in accordance with the recommendations of the Board or in accordance with the relative percentage votes of the Common Stock.

How do I vote?

We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of Common Stock.

Stockholders of Record

If your Common Stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:

Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on May 20, 2019.

Beneficial Owners

Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange (“NYSE”) member brokerage firm, that member brokerage firm has the discretion to vote shares it holds on your behalf with respect to Proposal 3 (the ratification of PwC as our independent registered accounting firm for our 2019 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 2 (the “say-on-pay” proposal) as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 20, 2019;
•	timely sending a letter to us stating that your proxy is revoked;
•	signing a new proxy and timely sending it to us; or
•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for each of the proposals described in this proxy statement: Proposal 1 (the election of directors), Proposal 2 (the “say-on-pay” proposal), and Proposal 3 (the ratification of PwC as independent registered accounting firm for our 2019 fiscal year).

For Proposals 1, 2 and 3, a “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card that is marked “ABSTAIN.” In the case of Proposals 1, 2 and 3, abstentions do not constitute votes “FOR” or votes “AGAINST” and, therefore, will have no effect on the outcome of any of those proposals.

What is a broker “non-vote?”

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, Proposal 3 (the ratification of PwC as independent registered accounting firm for our 2019 fiscal year) is a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on Proposal 1 (the election of directors) or Proposal 2 (the “say-on-pay” proposal) unless you provide voting instructions. Therefore, if a NYSE member brokerage firm holds your Common Stock as a nominee, please instruct your broker how to vote your Common Stock on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals. Broker “non-votes” do not constitute votes “FOR” or votes “AGAINST” and therefore will have no effect on the outcome of any of the proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of December 11, 2018, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates for no additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of Common Stock held of record by such persons.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the Annual Meeting, please contact: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary; Telephone: (412) 288-4600.

ELECTION OF DIRECTORS
(PROPOSAL 1)

The Board proposes that each of the nine (9) director nominees described below (the “Nominees”), who currently are members of our Board, be re-elected for a one-year term expiring at our 2020 Annual Meeting and to serve until the due election and qualification of his or her successor, or until his or her earlier resignation or removal.

In November of 2018, the Board adopted resolutions to increase the size of the Board to ten (10) members. In addition to the eight (8) then existing directors, upon designation by Harbin and based on the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board appointed Hsing Chow and Yong Kai Wong to the Board, effective January 22, 2019, in accordance with the terms of the Stockholders Agreement. Messrs. Chow and Wong are included in the nominees for re-election below. In February 2019 the Board size was further increased to eleven (11) members, and in April 2019, upon designation by Harbin and based on the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board appointed Michele S. Meyer to the Board, effective immediately, in accordance with the terms of the Stockholders Agreement. Ms. Meyer is included in the nominees for re-election below. Harbin has additional contractual rights to nominate up to two (2) additional directors to the Board, provided that each such additional nominee satisfies the requirements set forth in the Stockholders Agreement. As of the date of this Proxy Statement, Harbin has not yet exercised this optional right with respect to the final two positions.

Two of the Company’s current directors, Jeffrey Berger and Richard Wallace, have notified the Company of their intention to retire from the Board as of the date of the Annual Meeting, and as such are not included in this proxy statement as Nominees for re-election. The Company thanks them for their service. The Board’s Nominating and Corporate Governance Committee is working collaboratively with Harbin to fill the remaining board seats as soon as qualified candidates, as outlined in the Company’s governance documents and the Stockholders Agreement, are found.

All of the Nominees have indicated their willingness to serve if elected. If, at the time of the meeting, any Nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other nominee as the Board (or Harbin pursuant to its existing designation rights) may designate, or the Board may elect to decrease the size of the Board.

Set forth below is information concerning each Nominee, and the key experience, qualifications and skills he or she brings to the Board.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

The Nominees

Kenneth A. Martindale, 59, became our Chief Executive Officer and a director on September 11, 2017. He was subsequently elected as Chairman of the Board in August, 2018. Mr. Martindale was previously CEO of Rite Aid Stores, a position held since August 3, 2015, and President of Rite Aid Corporation, a position held since June 2013. He previously served as Rite Aid’s Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid’s Senior Executive Vice President and Chief Merchandising, Marketing and Logistics Officer. He served as co-President and Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. Mr. Martindale serves as a director of Fairway Group Holdings Corporation. Mr. Martindale’s years of executive leadership experience in retail operations led to the conclusion that he should serve as a director on the Board.

Robert F. Moran, 68, became one of our directors in June 2013 and served as our Interim Chief Executive Officer from July 2016 through September 10, 2017. He served as Non-Executive Chairman of the Board from September 2017 through August 2018, after which time he was elected as Lead Independent Director. Mr. Moran most recently served as Chairman and Chief Executive Officer of PetSmart, Inc., a leading specialty provider of pet products, services and solutions (“PetSmart”), from February 2009 to June 2013. Prior to being appointed Chairman, Mr. Moran was PetSmart’s President and Chief Executive Officer from June 2009 to January 2012 and its President and Chief Operating Officer from December 2001 to June 2009. Before joining PetSmart in 1999, Mr. Moran was President of Toys “R” Us Canada. Mr. Moran served on the boards of directors of Collective Brands, Inc. from March 2005 to October 2012 and of PetSmart from September 2009 to June 2013. He currently serves on the boards of directors of Hanesbrands, Inc., for which he chairs the audit committee, and the USA Track & Field Foundation. Mr. Moran’s more than 40 years of executive leadership experience, both domestically and internationally, and extensive retail experience and expertise led to the conclusion that he should serve as a director on the Board.

Hsing Chow, 52, became one of our directors in January 2019, pursuant to the terms of the Stockholders Agreement with Harbin. Since 2015, Mr. Chow has served as Group Vice President of Harbin. Prior to his service at Harbin, Mr. Chow served as Regional General Manager at Flextronics Global OPS, a leading electronics manufacturing services provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer, industrial, infrastructure, medical and mobile OEMs. Mr. Chow holds both a Bachelor of Science and Master of Science degree from New Jersey Institute of Technology. Mr. Chow’s designation by Harbin pursuant to the terms of our Stockholders Agreement, along with his business and international experience, led to the conclusion that he should serve as a director on the Board.

Alan D. Feldman, 67, became one of our directors in June 2013. Mr. Feldman most recently served as Chairman, President and Chief Executive Officer of Midas, Inc., a provider of retail automotive services, from May 2006 until its merger with TBC Corporation in May 2012 and as its President and Chief Executive Officer from January 2003 until May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation and, prior to that, with the Pizza Hut and Frito-Lay units of PepsiCo, Inc. Mr. Feldman also currently serves on the board of directors of Foot Locker, Inc., for which he chairs the compensation and management resources committee and serves as a member of the executive committee and the finance and strategic planning committee, and of John Bean Technologies Corporation, for which he chairs the audit committee and serves as a member of the nominating and governance committee. Mr. Feldman also serves as Chair of the University of Illinois Foundation. Mr. Feldman’s recognized leadership skills and years of broad-based experience in independent, franchised retail operations, brand management and customer relations led to the conclusion that he should serve as a director on the Board.

Michael F. Hines, 63, became one of our directors in November 2009. He served as Chairman of our Board from August 2014 to September 2017, and prior to that, served as our Lead Independent Director since July 2012. Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Mr. Hines serves on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions (“TJX”), and is the chair of its audit committee and a member of its finance committee. He also serves on the board of directors of Dunkin Brands Group, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins, for which he chairs the audit committee and is a member of the nominating and corporate governance committee. Mr. Hines’s experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on the Board.

Amy B. Lane, 66, became one of our directors in June 2011. Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit. Ms. Lane serves on the board of directors of TJX, and is the chair of its finance committee and a member of its audit and executive committees. Additionally, she serves on the board of directors of Nextera Energy, Inc., an electric utility holding company, as the chair of its finance committee and a member of the compensation committee, and on the board of directors of Urban Edge Properties, a REIT spun off from Vornado Realty Trust. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in the retail industry as well as management, leadership and strategy, which led to the conclusion that she should serve as a director on the Board.

Philip E. Mallott, 61, became one of our directors in July 2012. Mr. Mallott retired as Vice President, Finance and Chief Financial Officer of Intimate Brands, an intimate apparel and personal care retailer and former subsidiary of Limited Brands, Inc. Mr. Mallott formerly served as a director of Big Lots, Inc., including non-executive chair for four years until May 2017, and as chair of the audit committee for fifteen years. In addition to his Board service at Big Lots, Mr. Mallott also serves on multiple board committees for Defiance College and United Church Homes, Inc. Mr. Mallott previously served as a director of Tween Brands, Inc. from 2000 to 2009. Mr. Mallott’s experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he should serve as a director on the Board.

Michele S. Meyer, 54, became one of our directors in April 2019, pursuant to the terms of the Stockholders Agreement with Harbin. Ms. Meyer currently serves as President and Senior Vice President of the snacks operating unit, a $2 billion enterprise within General Mills, a Minneapolis, Minnesota based Fortune 500 global foods company. Ms. Meyer joined General Mills in 1988, and has held key leadership roles during her 30 years of service, including as President and Senior Vice President, and as Business Unit Director, Vice President, of other units within General Mills. In her current role, Ms. Meyer has driven sales growth, and has grown market share within her unit in key categories. Ms. Meyer possesses significant international experience, and is well versed in corporate restructuring and has acquisition integration experience, which combined with her business acumen and leadership skills, has led to the conclusion that she should serve as a director on the Board.

Yong Kai Wong, 42, became one of our directors in January 2019, pursuant to the terms of the Stockholders Agreement with Harbin. Mr. Wong has served as Managing Director of CITIC Capital Holdings Limited, an affiliate of Harbin, since 2012. Mr. Wong holds a CSREP degree from Harvard University, a Masters of Business Administration from University of Chicago Booth School of Business and a Master of Laws (LLM) from the University of Cambridge. Mr. Wong’s designation by Harbin pursuant to the terms of our Stockholders Agreement, along with his business and international experience, led to the conclusion that he should serve as a director on the Board.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 1. Any Director who receives less than a majority of affirmative votes cast by our stockholders for re-election must offer to resign from the Board if he or she is not re-elected at the Annual Meeting.

OTHER BOARD INFORMATION

Board Composition

The Board is currently composed of Kenneth A. Martindale, Jeffrey P. Berger, Hsing Chow, Alan D. Feldman, Michael F. Hines, Amy B. Lane, Philip E. Mallott, Michele S. Meyer, Robert F. Moran, Richard J. Wallace and Yong Kai Wong. The Board has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. The Corporate Governance Guidelines provide that in the event the Chairperson of the Board is not an independent director, the Lead Independent Director of the Board is to serve as the chairperson of any meetings of the Board in executive session. Mr. Moran, an independent director, currently serves as Lead Independent Director of the Board.

In addition to the biographical information provided above for those Directors who are Nominees, set forth below is information concerning Messrs. Berger and Wallace, who currently serve on our Board, until their impending retirement at the Annual Meeting.

Jeffrey P. Berger, 69, became one of our directors in March 2011. Mr. Berger currently is a private investor. From 2008 until April 2013, Mr. Berger served as a consultant to H. J. Heinz Company, a leading producer and marketer of healthy and convenient foods (“Heinz”). From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz. From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice. From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice. Mr. Berger currently serves on the board of directors of Big Lots, Inc., a discount retailer.

Richard J. Wallace, 67, became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline, a global pharmaceutical company (“GSK”), from 2004 until his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace is also a director of ImmunoGen, Inc., for which he serves as a member of the audit and nominating and governance committees.

Board Meetings in 2018

The Board held fifteen (15) meetings during our fiscal year ended December 31, 2018.

Director Attendance

During our fiscal year ended December 31, 2018, each of our incumbent directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our current directors who were serving on the Board at the time of our 2018 Annual Meeting attended the meeting.

Director Independence

Our Common Stock is listed for trading on the NYSE under the symbol “GNC”. The Board, upon the findings of the Nominating Committee, has determined as part of its annual review, that each of Ms. Lane, Ms. Meyer, and Messrs. Moran, Feldman, Hines and Mallott is “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, and no family relationships exist among such Nominees and any of our executive officers. During this review, the Board considered transactions and relationships between each nominee for director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company), including any potential related party transactions, as discussed below under “Certain Relationships and Related Transactions,” to determine whether any such relationships or transactions were inconsistent with a determination that the nominee for director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by the NYSE.

Leadership Structure

The Board has adopted guidelines that provide the Board with the discretion and flexibility to decide if the roles of the Chief Executive Officer and Chairperson of the Board are to be separate or combined. Currently, the roles are combined, with Mr. Martindale serving as both Chief Executive Officer and Executive Chairman of the Board. The Board has determined that this is currently the appropriate leadership structure due to the fact that Mr. Martindale possesses detailed insight of the issues, opportunities and challenges facing the Company and its business and thus is best positioned to develop agendas that ensure the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to develop a long-term strategy that best serves the interest of its stakeholders. Each director, other than Messrs. Martindale, Chow and Wong, is independent, and the Board believes that the independent directors provide effective oversight of management. To further strengthen our governance structure, the Company also maintains a presiding non-employee director, which position is currently held by Mr. Moran.

Our Board’s Role in Risk Oversight

The Board and its Committees play an active role in overseeing the identification, assessment and mitigation of risks that are material to the Company. In fulfilling this responsibility, the Board and its Committees, regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While certain categories of risk are allocated to a particular Board committee for oversight based on the committee’s respective areas of expertise, the entire Board is regularly informed about such risks through committee reports.

The Board regularly reviews information regarding our primary areas of risk assessment- strategic, executional, competitive, economic, operational, financial (credit, liquidity, tax), legal, compliance, regulatory and reputational, as well as the risks associated with each. The Audit Committee has responsibilities related to the oversight and management of cybersecurity and financial risks, including compliance matters, tax strategies, information security measures and the internal audit function. The Compensation and Organizational Development Committee of the Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation policies, philosophies, practices and arrangements.

The Finance Committee oversees risks related to financial planning and strategies, including capital structure, investments, liquidity and cash management, insurance programs, hedging policies, and our stock ownership profile. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for managing risks relating to our director compensation policies and arrangements, the independence of the Board, director candidates, board and committee composition, and other corporate governance matters. The risk oversight function does not impact the structure of the Board.

Company management is charged with adequately identifying material risks that the Company faces in a timely manner; implementing strategies that are responsive to the Company’s risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout the Company; and efficiently and promptly transmitting relevant risk-related information to the Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight. For example, the Audit Committee receives quarterly reports from the Internal Audit department on key risk indicators and the Compliance function on legal and regulatory compliance. The Legal Department provides a litigation report to the Board at least annually. The Chief Information Officer, with participation from the Chief Information Security Officer, reports quarterly to the Audit Committee on information security and compliance, including program maturity, data access control, security tests and training, key investments and security incident response.

Board Committees

Each of the below Committees is a standing committee of the Board. The Board has adopted written charters for each of these committees, each of which is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. Further, each member of the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee has been determined by the Board to be independent under the NYSE’s current listed company standards.

	Audit Committee	Compensation and Organizational Development Committee	Nominating and Corporate Governance Committee	Finance Committee
Jeffrey P. Berger*	X		X
Hsing Chow
Alan D. Feldman			Chair	X
Michael F. Hines*	Chair			X
Amy B. Lane		X		Chair
Philip E. Mallot*	X	Chair
Kenneth A. Martindale
Michele S. Meyer
Robert F. Moran
Richard J. Wallace		X	X
Yong Kai Wong
Number of Meetings	Nine (9)	Six (6)	Five (5)	Five (5)

X = Member

Chair = Chairperson

* = Financial Expert

Audit Committee

The Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and Rule 10A-3 under the Exchange Act. Further, the Board has determined that each of Messrs. Berger, Hines and Mallott qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section, and they each have accounting and financial management expertise within the meaning of the listing standards of the NYSE.

The principal duties and responsibilities of the Audit Committee are to:

•	approve, review, and monitor our financial reporting process and internal control system;
•	appoint and annually review performance of our independent registered public accounting firm, determine its compensation, its continued appointment and other terms of engagement and oversee its work;
•	oversee our audit and financial statements and related disclosures;
•	oversee the performance of our internal audit function; and
•	oversee our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

The Board has determined that each of Amy B. Lane, Philip E. Mallott, and Richard J. Wallace qualify as independent under the current NYSE Corporate Governance Standards.

The principal duties and responsibilities of the Compensation Committee are to:

•	oversee the development and implementation of our executive compensation policies and objectives;
•	determine the structure of our executive compensation packages generally;
•	determine the annual compensation paid to each of our senior executives;
•	evaluate the performance of our Chief Executive Officer and other senior executives;
•	determine stock ownership guidelines for the Company’s directors and executives and monitor compliance with those guidelines;
•	review potential risk to the Company from its compensation policies and program, including incentive compensation plans;
•	review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory votes on executive compensation, taking into account the results of the most recent stockholder advisory vote;
•	work with the Company’s Chief Executive Officer to develop succession plans for the Company and development initiatives for our senior executives; and
•	review and evaluate the implementation and effectiveness of such succession plans and development initiatives.

Compensation Committee Interlocks and Insider Participation. For our fiscal year ended December 31, 2018, (i) no member of the Compensation Committee (a) served as one of our officers or employees during or preceding their tenure on the Compensation Committee or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee. During our fiscal year ended December 31, 2018, our Compensation Committee included Amy B. Lane, Philip E. Mallott, and Richard J. Wallace.

Finance Committee

The principal duties and responsibilities of the Finance Committee are to:

•	review and make recommendations to the Board with respect to the Company’s financial condition and long-range financial plans and strategies, including as they relate to the management of financial risk;
•	review and make recommendations to the Board with respect to the Company’s capital structure and the principal terms and conditions of significant proposed borrowings and issuances of debt or equity securities by the Company and its subsidiaries;

•	review and make recommendations to the Board with regard to the Company’s proposed dividend policies and the repurchase or redemption of Company securities;
•	review and oversee the Company’s investment and cash management policies;
•	review and oversee the Company’s foreign currency exchange and other hedging policies;
•	review and make recommendations to the Board with respect to capital investment criteria, capital expenditures and annual lease commitments for the Company;
•	review and make recommendations to the Board with respect to the Company’s insurance and self-insurance programs (including directors’ and officers’ liability policies);
•	review and make recommendations to the Board with respect to the Company’s defense profile, strategies and plans for significant mergers, acquisitions, divestitures, joint ventures and other investments and strategic plans; and
•	review the Company’s stock ownership profile and the performance of the Company’s Common Stock.

Nominating and Corporate Governance Committee

The Board has determined that each of Jeffrey P. Berger, Richard J. Wallace and Alan D. Feldman qualify as independent under the current NYSE Corporate Governance Standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee (the “Nominating Committee”) are as follows:

•	to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;
•	to oversee the evaluation of the Board and its committees;
•	to make recommendations to the Board regarding board governance matters and practices; and
•	to determine the structure and oversee the development and implementation of the Company’s compensation policies, objectives and administrative practices and all other matters relating to the compensation of the Company’s non-employee directors.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential director nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. Stockholders may nominate director candidates for consideration by the Nominating Committee as set forth below.

In accordance with the Company’s amended and restated by-laws, to be timely for consideration by the Nominating Committee, notice of a proposed nomination must be delivered to or mailed and received at the Company’s principal executive offices not earlier than the opening of business on the 120th day nor later than the close of business on the 90th day prior to the one year anniversary of the date of the preceding year’s annual meeting of its stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, the nomination must be received not earlier than the opening of business on the 120th day prior to the date of such annual meeting nor later than the later of the close of business on the (i) 90th day prior to the date of such annual meeting or (ii) 10th day following the day on which public announcement of such meeting date is first made.

In addition to information regarding the nominating stockholder as set forth in the Company’s amended and restated by-laws, in accordance with the Company’s corporate governance guidelines, such stockholder’s notice must set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such individual;
•	the class, series and number of any shares of Company stock that are beneficially owned by such individual;
•	the date such shares were acquired and the investment intent of such acquisition;

•	whether such stockholder believes any such individual is, or is not, “independent” as set forth in the requirements established by the NYSE or any other exchange or automated quotation service on which the Company’s securities are listed, and information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to make either such determination; and
•	all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

Any such submission must be accompanied by the written consent of the individual whom the stockholder proposes to nominate to being named in the proxy statement as a nominee and to serving as a director if elected.

The Nominating Committee may, but is not required to, consider nominations not properly submitted in accordance with the Company’s Corporate Governance Guidelines, and the Committee may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee. All nominees properly submitted to the Company (or which the Nominating Committee otherwise elects to consider) will be evaluated and considered by members of the Nominating Committee using the same criteria as nominees identified by the Nominating Committee itself.

In addition to the above, under the terms of the Company’s current Stockholders Agreement entered into with Harbin, and pursuant to the terms of the current Sixth Amended and Restated Bylaws of the Company, so long as Harbin continues to hold at least fifteen percent (15%) of the Company’s Common Stock (calculated on an as-converted basis), Harbin has the right, but not the obligation, to designate up to two additional directors (each an “Investor Designee”) to the Board, in addition to the initial Investor Designees Messrs. Chow and Wong, and the third Investor Designee, Ms. Meyer.

In evaluating the suitability of individual candidates (both new candidates and current Board members), in recommending candidates for election, and in approving (and, in the case of vacancies, appointing) such candidates, the Nominating Committee considers, in addition to such other factors as it shall deem relevant, the desirability of selecting directors who:

•	are of high character and possess fundamental qualities of intelligence, honesty, good judgment, integrity, fairness and responsibility;
•	have the ability to make independent analytical inquiries and possess a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company;
•	are accomplished in their respective fields, with superior credentials and recognition;
•	understand our business on a technical level and have relevant expertise and experience upon which to be able to offer advice and guidance to management;
•	have sufficient time available to devote to the affairs of our Company;
•	are able to work with the other members of the Board and contribute to our success;
•	can represent the long-term interests of our stockholders as a whole; and
•	are selected such that the Board represents a range of backgrounds and experience.

In addition to the considerations set forth above, the Nominating Committee considers a candidate’s background and accomplishments and candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. Although the

Nominating Committee has not adopted a formal policy with respect to diversity, it does look for diversity of background (including, but not limited to, race, origin, age and gender) and experience in different substantive areas such as retail operations, marketing, technology, distribution and finance, as relevant factors in evaluating candidates.

2018 Director Compensation

The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2018 and should be read in conjunction with “Narrative to the Director Compensation Table” below. Employees of the Company do not receive any additional compensation for 2018 Board service. No information has been provided for Messrs. Chow or Wong or Ms. Meyer, as they did not join the Board of Directors until January and April 2019, respectively.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Jeffrey Berger	102,500(3)	110,000	—	212,500
Alan Feldman	112,500(4)	110,000	—	222,500
Michael Hines	102,500(5)	110,000	—	212,500
Amy Lane	112,500(6)	110,000	—	222,500
Philip Mallott	120,000(7)	110,000	—	230,000
Robert Moran	175,000(8)	110,000	—	285,000
Richard Wallace	115,000(9)	110,000	—	225,000
(1)	Reflects the approximate aggregate grant date fair value of the 2018 annual restricted stock awards granted to each of the directors computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 16, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report. The 2018 annual awards were granted on May 21, 2018, had an approximate aggregate grant date fair value of $110,000 for each director and the restrictions with respect to the restricted stock is scheduled to lapse on the first anniversary of the grant date, provided the director has remained in service until the vesting date.
(2)	The table below sets forth the number of stock awards and the exercisable and unexercisable stock options received for services as a director and held by the listed directors as of December 31, 2018. Ms. Lane elected to defer her 2018 annual restricted stock award of 31,609 shares, and as such will not be issued shares from the award until separation from service.
	Stock Awards Outstanding	Option Awards Outstanding
Name		Exercisable	Unexercisable
Jeffrey Berger	31,609	14,000	—
Alan Feldman	31,609	—	—
Michael Hines	31,609	11,920	—
Amy Lane	—	—	—
Philip Mallott	31,609	—	—
Robert Moran	31,609	—	—
Richard Wallace	31,609	35,000	—
(3)	Reflects aggregate annual retainers paid to Mr. Berger, including $80,000 for his service as a director, $10,000 for his service as a member of the Nominating Committee and $12,500 for his service as a member of the Audit Committee.
(4)	Reflects aggregate annual retainers paid to Mr. Feldman, including $80,000 for his service as a director, $10,000 for his service as a member of the Nominating Committee, $12,500 for his service as Chairperson of the Nominating Committee and $10,000 for his service as a member of the Finance Committee.
(5)	Reflects aggregate annual retainers paid to Mr. Hines, including $80,000 for his service as a director, $12,500 for his service as a member of the Audit Committee, and $10,000 for his service as a member of the Finance Committee. Fees for his service as Chairperson of the Audit Committee, which began in December 2018, commenced with the first quarter 2019 payments.
(6)	Reflects aggregate annual retainers paid to Ms. Lane, including $80,000 for her service as a director, $10,000 for her service as a member of the Compensation Committee, $12,500 for her service as Chairperson of the Finance Committee and $10,000 for her service as a member of the Finance Committee.
(7)	Reflects aggregate annual retainers paid to Mr. Mallott, including $80,000 for his service as a director, $12,500 for his service as a member of the Audit Committee, $17,500 for his service as Chairperson of the Audit Committee, and $10,000 for his service as a member of the Compensation Committee. Fees for his service as Chairperson of the Compensation Committee, which began in December 2018, commenced with the first quarter of 2019.
(8)	Reflects aggregate annual retainers earned by Mr. Moran, including $80,000 for his service as a director, $82,500 for his service as Chairman of the Board through June, 2018, and $12,500 for his service as Lead Independent Director beginning July, 2018.
(9)	Reflects aggregate annual retainers paid to Mr. Wallace including $80,000 for his service as a director, $10,000 for his service as a member of the Nominating Committee, $15,000 for his service as Chairperson of the Compensation Committee, and $10,000 for his service as a member of the Compensation Committee. The change in fees related to his change in service as Chairperson of the Compensation Committee, which began in November 2018, commenced with the first quarter 2019 payments.

Narrative to the Director Compensation Table. Our current director compensation policy (the “Director Compensation Policy”), adopted in 2013, provides that each non-employee director is entitled to receive an annual cash retainer for Board service, additional cash retainers service as a Committee member and/or Chairperson and an annual equity award. The Board believes that payments of retainer fees provide an appropriate balance of incentives for active participation and ease of administration, while the grant of annual equity awards aligns the long-term financial interests of our directors and our stockholders.

Specifically for 2018, our non-employee directors received (i) an $80,000 annual cash retainer for Board service, (ii) as applicable, an incremental annual cash retainer of $17,500, $15,000, $12,500 or $12,500 for service as Chairperson of the Audit Committee, Compensation Committee, Finance Committee or Nominating Committee, respectively, (iii) as applicable, an incremental annual cash retainer of $12,500 or $10,000 for service on the Audit Committee or another standing Committee, respectively, and (iv) annual equity award, in the form of restricted stock with one year cliff vesting, valued at $110,000 at the time of grant. For information regarding Compensation Committee Interlocks and Insider Participation, see “Other Board Information” above. In addition to the compensation noted above, the Chairman of the Board is entitled to receive an annual, incremental cash retainer, which in 2018 was $110,000. Additionally, in August, 2018 the annual cash retainer for the Lead Independent Director was established at $50,000. The annual cash retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in four equal quarterly installments every March, June, September and December, and the annual equity award is typically granted in May.

We also maintain a deferred compensation plan under which our non-employee directors may elect to defer all or a portion of their compensation until the earliest of separation from the Board, death, a specified future date or a change in control of the Company. Annual equity retainers are deferred in the form of RSUs with identical vesting schedules to the shares of restricted stock. Ms. Lane elected to defer her 2018 annual restricted stock award and will not be issued shares from the award until separation from service.

Director Stock Ownership Guidelines. We believe that to align the interests of our non-employee directors with our stockholders, our directors should have a financial stake in the Company. The Board adopted a policy in December 2011 requiring each of our non-employee directors to own stock in the Company equal to a minimum of five times such director’s annual cash retainer for service on the Board (the “Director Stock Ownership Guidelines”). Any newly elected directors have five years from the date of their election to comply with the Director Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them (other than those granted on or prior to December 11, 2012) until the ownership thresholds are met. The Nominating Committee evaluates potential hardship exceptions for directors due to financial considerations or other appropriate reasons, including changes in value resulting from volatility in our share price. For the purposes of the Director Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock and unvested RSUs (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of Common Stock allocated to the account of a non-employee director who was formerly an employee of the Company under any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Code of Ethics

We have adopted a Code of Ethics applicable to our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics that is applicable to all employees. Each document is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com, and will be provided to any stockholder free of charge upon request. Any amendments to or waivers from our Code of Ethics with respect to our Chief Executive Officer and senior financial officers will also be disclosed on our website. Employees generally receive annual training with respect to the Code of Business Conduct and Ethics, and are required to acknowledge that they understand their responsibilities and will comply with all aspects of the Code of Business Conduct and Ethics.

Certain Relationships and Related Transactions

We recognize that transactions between the Company and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics. All employees are required to follow the Code of Business Conduct and Ethics, and the Audit Committee of the Board, along with Corporate Compliance staff led by our Chief Legal Officer, oversee our Code of Business Conduct and Ethics, which provides that any actual or potential conflict of interest is to be disclosed.

Although we have not adopted formal written procedures for the review, approval or ratification of transactions with related persons, the Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by the Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. In 2018, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest.

Communications from Stockholders and Other Interested Parties

The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties wishing to communicate with the Board, our non-management directors or any particular director may send such communications to the following address: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Such communications should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

Board Tenure and Evaluations

As noted in the Company’s Corporate Governance Guidelines, it is the general policy of the Company that no director may stand for election to the Board after his or her 72nd birthday and that no director may serve on the Board for more than fifteen years. However, it is not the intent of the Company that a director reaching retirement age or period of service limitations would prevent the director from continuing to serve the Company in a different capacity, such as Director Emeritus or as a consultant.

Both the full Board, as well as each Board Committee discussed within this proxy statement, completes an annual self-assessment, which is a structured, confidential questionnaire prepared by the legal department. The results of the questionnaires are reviewed and discussed, as applicable, within executive session, and further used to develop action plans in response to comments provided in said questionnaires.

Policy on Hedging and Pledging of Company Stock

The Company currently has a policy in place that is applicable to all employees and non-employee directors, which prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

EXECUTIVE OFFICERS

Set forth below is information concerning our current executive officers.

Name	Age	Position
Kenneth A. Martindale	59	Chief Executive Officer
Tricia K. Tolivar	50	Executive Vice President, Chief Financial Officer
Guru Ramanathan	56	Senior Vice President, Chief Innovation Officer
Kevin G. Nowe	66	Senior Vice President, Chief Legal Officer and Secretary
Steven Piano	53	Senior Vice President, Chief Human Resources Officer
Susan M. Canning	49	Vice President, Deputy General Counsel and Corporate Secretary

The biography for Mr. Martindale is set forth above under “Election of Directors (Proposal 1).”

Tricia K. Tolivar became our Executive Vice President and Chief Financial Officer in March 2015. She served as our Interim Chief Marketing Officer in June 2017 through April 2018. In October 2018, Ms. Tolivar assumed responsibility and oversight of the Company’s real estate function. Previously, Ms. Tolivar served in leadership positions with Ernst & Young, LLP from October 2007 to February 2015, including most recently as Americas Director of Finance, Advisory, with responsibility for the leadership of finance, accounting and operations of a $3 billion client service organization in North and South America. Ms. Tolivar previously served as Chief Financial Officer of the Greater Memphis Arts Council from January 2006 to December 2008 and in a series of executive leadership positions with AutoZone, Inc. from 1996 to 2005. She is a graduate of Emory University.

Guru Ramanathan, Ph.D. joined our Company in 1998 and became our Senior Vice President and Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of Scientific Affairs from December 2003 to April 2007. Prior to joining the Company, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston and, in his capacity as a pediatric dentist and dental surgeon, held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts. Dr. Ramanathan earned his Ph.D. in Innovation Management from Tufts University and his MBA from Duke University’s Fuqua School of Business.

Kevin G. Nowe became our Senior Vice President, Chief Legal Officer and Secretary in March 2018. Previously he served as our Senior Vice President and Chief Legal Officer from April 2017 to October 2017 and as our Senior Vice President, Chief Legal Officer and Chief Compliance Officer from October 2017 to March 2018. Mr. Nowe previously served in leadership positions at Kennametal, Inc., most recently as Vice President, Secretary and General Counsel from 2009 to 2016, with responsibility for management of the company’s legal and general corporate governance matters, and as Assistant Secretary and Assistant General Counsel from 1992 to 2009. Mr. Nowe is a graduate of the University of Pittsburgh and the Case Western University School of Law.

Steven Piano became our Senior Vice President and Chief Human Resources Officer in January 2018. Mr. Piano previously served in leadership positions with MoneyGram International, Inc. from 2009 to 2017, most recently as Executive Vice President, Human Resources, Real Estate and Communications with responsibility for MoneyGram International’s global human resources and facilities management. Mr. Piano previously served in a variety of human resources leadership positions for National Grid USA, First Data Corporation and Lehman Brothers, Inc. Mr. Piano is a graduate of Hofstra University.

Susan M. Canning became our Vice President, Deputy General Counsel and Corporate Secretary in September 2018. Ms. Canning previously served as Senior Corporate Counsel and Assistant Secretary of Kellogg Company from 2017 to 2018, General Counsel - Europe of Kellogg Company from 2014 to 2017 and other legal roles since 2008. Ms. Canning previously served in a variety of legal positions for J.P. Morgan Chase & Co. from 1991 to 2008. She is a graduate of John Carroll University and the University of Detroit School of Law.

In addition to our current executive officers, below is biographical information for each of Joseph C. Gorman, age 48, and Gene Eddie Burt II, age 53, who served as executive officers until their resignations in March 2019, and are included as Named Executive Officers in this proxy statement for 2018.

Joseph C. Gorman served as Executive Vice President, Operations, from March 2017 through March 2019. Prior to his appointment, Mr. Gorman served as Senior Vice President, Store Operations from January to March 2017 and Vice President, Western Division, from December 2015 to January 2017. Prior to joining the Company in 2015, Mr. Gorman was President of Anomaly Republic, a clothing retailer headquartered in Southern California from 2014 to 2015, with responsibility for the executive management and operational leadership of the company’s business. Prior to that, Mr. Gorman spent approximately six years at GameStop, an omni-channel video game and electronics retailer, where he held various field leadership positions from 2009 to 2014, and approximately sixteen years before that at The Home Depot, a home improvement retailer, where he held various operational roles in the field and headquarters.

Gene Eddie Burt II served as Executive Vice President, Chief Merchandising Officer and Chief Supply Chain Officer from January 2018 through March 2019. He previously served as our Senior Vice President and Chief Supply Chain Officer from January 2017 to January 2018. He previously served as Senior Vice President, Supply Chain for Tuesday Morning Corporation from February through September 2016, with responsibility for the oversight of the company’s product distribution network, and prior to that in a variety of executive roles with PetSmart, Inc. from 2007 to 2015, most recently as Senior Vice President, Real Estate and Development with responsibility for the company’s facilities and development initiatives. Mr. Burt is a graduate of Morehouse College.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the 2018 compensation of our Named Executive Officers (defined below) as described in the Compensation Discussion and Analysis section of this proxy statement, the compensation tables that follow and narrative discussions set forth in these proxy materials. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. Our Board recommended, and the stockholders approved at our 2017 annual meeting of stockholders, that such advisory vote would be conducted on an annual basis.

As described in the Compensation Discussion and Analysis section of this proxy statement, the primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with Company performance that creates long-term stockholder value, (ii) attract and retain high performing, results oriented employees, (iii) build an ownership and long-term growth mentality and interest among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations, reinforce our pay for performance culture, and equitable to our stockholders and employees. The foregoing objectives are applicable to the compensation of our Named Executive Officers.

We believe that our executive compensation program achieves these objectives by emphasizing long-term stock-based incentive awards and performance-based compensation, is appropriate in light of our overall compensation philosophy and objectives, and will play an essential role in our current business environment and future success.

Therefore, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal year ended December 31, 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. Currently, we expect to hold an advisory vote on the compensation paid to the Company’s Named Executive Officers each year and expect that the next such vote will occur at our 2020 Annual Meeting.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2018, AS DISCLOSED IN THESE PROXY MATERIALS.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as such on December 31, 2018. These individuals are referred to collectively as the “Named Executive Officers.”

For 2018, the Named Executive Officers were:

Name	Title
Kenneth A. Martindale	Chairman and Chief Executive Officer
Tricia K. Tolivar	Executive Vice President, Chief Financial Officer
Gene E. Burt	Former Executive Vice President, Chief Merchandising Officer and Chief Supply Chain Officer
Joseph C. Gorman	Former Executive Vice President, Operations
Steven Piano	Senior Vice President, Chief Human Resources Officer

The Company had a change in its Named Executive Officers from 2017 to 2018. Mr. Mantel, Executive Vice President and Chief Merchandising Officer, resigned from employment with the Company as of February 9, 2018. Mr. Piano joined the Company as Senior Vice President, Chief Human Resources Officer on January 22, 2018. Messrs. Gorman and Burt resigned from employment with the Company March 15, 2019.

Executive Summary

Our goal is to create a consistent and satisfying experience for all of our customers, whether they find us in a retail store, online, or on a mobile device, and we are investing in omni-channel capabilities to further enhance our in-store experience. Our store base is a competitive advantage over online-only competitors especially as we continue to develop our associates to deliver thoughtful assistance and advice.

In addition to addressing traffic trends in our retail stores, our management team is seeking other substantial opportunities to reposition the Company and drive profitable growth, including expansion of our business internationally, increased brand penetration, loyalty memberships, leveraging our strength in product innovation, and delivering a compelling omnichannel experience. As our key efforts take time to produce results, the Company’s operational results in 2018 were challenged, impacting our year-over-year share price, down from approximately $3.50 per share at the beginning of 2018 to less than $3.00 per share by the end of the year.

On February 13, 2018, the Company announced it had reached an agreement regarding a strategic partnership and China joint venture agreement with Harbin Pharmaceutical Group (“Harbin”). Under the terms of the agreement, Harbin invested approximately $300 million in GNC. In conjunction with the final investment, the formation of the Hong Kong-based China e-commerce joint venture with Harbin was completed in February 2019. The Hong Kong-based China e-commerce joint venture includes the operations of the existing profitable, growing cross border China e-commerce business. We anticipate completing the formation of the second, retail-focused joint venture located in China in the second or third quarter of 2019 following the completion of certain routine regulatory and legal requirements.

In February 2019, we announced the formation of a strategic partnership with International Vitamin Corporation (“IVC”). Under the joint venture agreement, GNC quality and R&D teams will continue to support product development and innovation, while IVC will manage manufacturing and integrate with GNC's supply chain. Under the terms of the agreement, GNC will receive $176 million over the next four years from IVC as their ownership of the joint venture increases to 100%. This partnership will allow GNC to further focus on innovation while IVC drives increased efficiencies in manufacturing.

In light of this transforming and challenging business environment, the Compensation Committee made the following pay determinations in 2018 for our Named Executive Officers:

•	Our Named Executive Officers received market competitive salary increases in 2018, in order to align with external benchmark peers and reflecting individual performance.
•	Partial cash incentive compensation payments were made to our Named Executive Officers for 2018 aligned with performance against established financial metrics under the 2018 plan.

•	2016 performance share units for the performance period ending in 2018 did not meet the established goals and were forfeited based on the Company’s relative Total Shareholder Return (rTSR) over a three-year performance period when compared to S&P Specialty Retail Index.
•	The first tranche of the 2018 performance share units met partial performance against established financial goals. The earned shares will not vest until after the three year term, subject to continued employment. Unearned shares from the first tranche were forfeited.
•	Certain key leaders, including the Named Executive Officers, received a two-year retention agreement in connection with the Harbin deal in order to maintain leadership stability, focus, and execution in connection with the transition, which are more fully discussed below. The agreements also provided covenants regarding confidentiality, competition, solicitation, and recruitment.

Our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short-term and long-term performance by providing a mix of short-term and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that our approach appropriately allocates compensation toward non-cash equity compensation on average, and aligns the incentives of our executives with the interests of our stockholders.

Annual Cash Incentive Compensation. For 2018, we approved an annual cash incentive compensation program for our executives based 100% on achievement of pre-established adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) performance metric. We believed that this criteria would incentivize our Named Executive Officers to focus on stabilizing the Company’s EBITDA; driving growth to our top line, while creating operational efficiencies to benefit the bottom line.

Additionally, considering the challenging business environment and then-pending Harbin deal, the Company moved from an annual to quarterly Adjusted EBITDA goals (which aligned with the budget) in order to provide a responsive and viable plan for participants during the year. Any quarterly incentives earned based on achievement of quarterly Adjusted EBITDA goals are not paid until after the close of the fiscal year, so as to support our retention and stabilization efforts with leadership. The Company’s performance for 2018 resulted in partial payment of bonuses to the Named Executive Officers under the annual cash incentive compensation program or, in the case of Mr. Martindale, under his employment agreement. This is the first organization wide annual incentive payment since the 2015 plan year.

Long-term Incentive Compensation. We maintain a long-term incentive program that principally utilizes “full-value” awards, such as restricted stock awards (“RSAs”), Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”), in combination with stock options. Our program aligns with the market trend in favor of grants of PSUs and RSUs and a reduced reliance on stock options. We believe that our long-term incentive program cultivates a long-term growth mentality among our executives that serves to focus management on achieving our strategic and financial objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders.

In February 2018, our executives, including all Named Executive Officers, received long-term incentive grants for 2018. The long-term incentive award grants in February 2018 to these Named Executive Officers were received in the form of PSUs and Restricted Cash. The awards granted were delivered 50% in PSUs, with a performance metric aligned with the stabilization of the Company’s EBITDA, and 50% in Restricted Cash, creating a long-term retention vehicle for the leadership team.

Other 2018 Compensation Highlights

•	Adoption of the GNC Holdings, Inc. 2018 Stock and Incentive Plan (the “2018 Stock Plan”) and approval by shareholders of an additional 8,720,000 shares to issue under the 2018 Stock Plan and approval of the non-binding, advisory “say on pay” proposal.
•	Partial cash incentive compensation payments were made to plan participants across the organization versus prior year when payments were not made, or made to select business segments based on performance against metrics.

•	In February 2019, the Compensation Committee reviewed our executive compensation program with management from a risk perspective and determined that there are no risks created by our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered various factors, including the balance between annual and long-term compensation and between fixed and variable compensation, the use of multiple types of long-term incentive awards, the use of multiple performance criteria (including both short-term and long-term criteria) for payment of incentive compensation, the use of performance measures that are intended to increase stockholder value if goals are achieved, and various compensation policies and practices that mitigate excessive risk (including substantial stock ownership requirements for key executives, the clawback feature of the Company’s equity awards, the Compensation Committee’s negative discretion to reduce the amount of incentive awards, and the prohibition on hedging or pledging of Company stock by executives).

Compensation Policies and Objectives

The primary objectives of our executive compensation program, and the accordant Committee responsibilities, are to:

•	review and approve the Company’s compensation philosophy, policies and objectives;
•	align cash and stock-based awards with corporate performance that creates stockholder value;
•	build a long-term growth mentality among our key employees;
•	attract and retain high performing, results oriented employees;
•	review and determine the compensation for the Company’s executive officers, including the Named Executive Officers;
•	review and approve annually the corporate goals and objectives applicable to the compensation of the Company’s executive officers, including the Named Executive Officers;
•	review the potential risk to the Company from its compensation policies and program;
•	develop succession plans and implement development initiatives for the Company’s senior management; and
•	provide cost effective cash and stock-based rewards that are competitive with other organizations, reinforce our pay for performance culture, and are equitable to our stockholders and employees.

To facilitate the objectives, the Company provides base salary and related benefit plans, annual cash incentive compensation and long-term incentive compensation. The objectives apply to the compensation of the Named Executive Officers and to the elements of their respective executive compensation packages as follows:

Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high performing, qualified employees and (ii) considered fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels that are competitive with a peer group of companies and benchmarks salaries at the median of the peer group. In addition, base salaries are influenced by the complexity, scope and level of the applicable position, as well as, the background, skills, and experience of the incumbent.

Our Named Executive Officers received market competitive salary increases in 2018, in order to align with external benchmark peers and reflecting individual contributions.

Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals that are intended to drive increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.

The Company’s performance in 2018 resulted in partial payment of the annual cash incentive to the Named Executive Officers aligned with performance against established financial metrics.

Long-term Incentive Compensation. We believe that long-term and stock-based awards are important in building a long-term growth mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Time- and performance-vested awards provide incentives to drive company performance, and have long-term horizons because value to our executives is dependent on continued employment, the achievement of pre-established performance goals (in the case of PSUs) and, ultimately, increases in the market value of our common stock.

Our 2018 equity awards consisted of PSUs and restricted cash, as noted above, which we believe focuses attention on building long-term stockholder value and creates stability in our executive leadership through retention.

Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally. The Company does not have a practice of providing perquisites or make payment of perquisite allowances to any of its executives, other than certain run-out relocation benefits provided to Messrs. Burt and Gorman related to their 2017 relocations, and certain relocation benefits provided to Mr. Piano related to his 2018 relocation, and certain other minimal perquisite amounts each as identified in the Summary Compensation Table.

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to the Board and exercise all the authority of the Board with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.

Role of Management

The Compensation Committee considers the recommendations of management, principally our Chief Executive Officer when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. The Compensation Committee does not delegate any of its functions to others in setting compensation, no Named Executive Officer is a member of the Compensation Committee and our Chief Executive Officer does not provide recommendations with respect to his own compensation.

Role of Outside Advisors

The Compensation Committee has retained Korn Ferry Hay Group (US) (“Korn Ferry”) as an independent consultant to provide information, advice and recommendations regarding our executive compensation policies and design. In 2018, Korn Ferry was engaged to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. Korn Ferry was directed to benchmark executive salaries and other short-term and long-term compensation, including the mix of performance-based compensation. As discussed below under “—Use of Peer Group Data,” at the direction of the Compensation Committee, Korn Ferry worked with our Chief Executive Officer and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

Korn Ferry provides advice and recommendations to the Compensation Committee and reports to the Compensation Committee. Prior to its original engagement in 2011, Korn Ferry, except for executive search services performed by Korn Ferry prior to its acquisition of Hay Group and as set forth below, had not previously worked with the Company in any capacity, nor has it served us in any capacity, other than as a consultant to the Compensation Committee. The Compensation Committee has reviewed and considered information provided to it by Korn Ferry, the Compensation Committee members and our executive officers, and based on its review and the factors described in the NYSE listing standards and such other factors as it deemed relevant, the Compensation Committee has concluded that Korn Ferry is independent, that the advice it receives from Korn Ferry is objective and that Korn Ferry’s work has not raised any conflict of interest. In December 2015, Korn Ferry acquired Hay Group, which became a wholly owned subsidiary of Korn Ferry. The Company has engaged Korn Ferry to provide executive search services in the past and may do so from time to time in the future.

Use of Peer Group Data

The Compensation Committee seeks to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation.

With the assistance of Korn Ferry, the Compensation Committee reviewed its peer group in September 2018 in order to appropriately reflect companies with revenue sizes, sectors and business models similar to our own, as well as those with which we compete for talent. Other than the removal of certain companies due to delisting resulting from an acquisition or going private, there were no adjustments to the peer group. The peer group (the “2018 Peer Group”), which was used for comparative purposes in setting the levels of the 2018 long-term equity awards and cash compensation levels for our Named Executive Officers (other than Mr. Martindale, whose 2018 compensation levels were determined in connection with his appointments and employment agreement), was comprised of the following fourteen companies:

American Eagle Outfitters, Inc.	Nu Skin Enterprises, Inc.	Village Super Market
Big 5 Sporting Goods Corporation	Pier 1 Imports, Inc	Vitamin Shoppe, Inc.
Deckers Outdoor Corporation	Sally Beauty Holdings, Inc.	Weight Watchers International, Inc.
Hain Celestial Group, Inc.	Sprouts Farmers Markets, Inc.	Williams Sonoma, Inc.
Herbalife Ltd.	Ulta Beauty, Inc.

After consultation with Korn Ferry in July 2017, the Compensation Committee updated the peer group by removing Cabela’s, Inc., Dick’s Sporting Goods, Inc., Lululemon Athletica, Inc., and Panera Bread Co. from the 2017 Peer Group, and adding Big 5 Sporting Goods Corp. and Nu Skin Enterprises, Inc. (the updated peer group, the “2018 Peer Group”).

In February 2019, we used the 2018 Peer Group for comparative purposes in setting our most recent long-term equity awards and 2019 cash compensation levels for our executives, including the Named Executive Officers, other than Mr. Martindale, for whom 2019 compensation levels, including long-term equity awards, were determined under his employment agreement.

Elements of Compensation

Base Salary

With respect to 2018, the Compensation Committee established the annual base salaries of the Named Executive Officers as follows:

Name	2017 Base Salary ($)	2018 Base Salary ($)	Percentage Increase (%)
Kenneth A Martindale(1)	975,000	975,000	N/A
Tricia K. Tolivar(2)	510,000	520,000	2.0
Gene E. Burt(3)	385,000	450,000	16.0
Joseph C. Gorman(4)	400,000	420,000	5.0
Steven Piano(5)	N/A	390,000	N/A
(1)	Mr. Martindale was appointed as the Chief Executive Officer of the Company effective on September 11, 2017 and base salary was paid commencing on his appointment.
(2)	Ms. Tolivar received a $10,000 (2.0%) increase in base salary on March 25, 2018 primarily as an adjustment to attain benchmark salary levels (“Benchmark Salary”). Additionally, Ms. Tolivar received a monthly stipend of $2,500 from January through April as compensation for her expanded role as the Interim Chief Marketing Officer.

(3)	Mr. Burt was appointed as the Executive Vice President, Chief Merchandising Officer and Chief Supply Chain Officer of the Company effective on January 28, 2018 and received a $65,000 (16%) increase in base salary to attain Benchmark Salary and in recognition of his expanded role. Additionally, Mr. Burt received a monthly stipend of $2,500 in January as compensation for his expanded role as the Interim Chief Human Resources Officer.
(4)	Mr. Gorman was appointed Executive Vice President, Operations of the Company effective on March 3, 2017. He received a $20,000 (5.0%) increase in base salary on March 25, 2018 primarily as an adjustment to attain Benchmark Salary.
(5)	Mr. Piano was appointed Senior Vice President, Chief Human Resources Officer of the Company effective January 22, 2018 and received a prorated salary based on his hire date.

Annual Cash Incentive Compensation

Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the Company’s stock and incentive plan prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a threshold, target and maximum bonus amount expressed as a percentage of his or her annual base salary eligible earnings, which percentage is determined by the respective position and level of responsibility of such Named Executive Officer.

For 2018, the Company revised the design of the annual cash incentive plan to focus on strengthening the business foundation by providing a clear line of sight to financial performance metrics through individual and team efforts. The plan provided a flexible platform in goal setting to be responsive to actual financial and operational performance against plan during the year. Annual cash incentive payouts were measured and earned quarterly against Company Adjusted EBITDA goals, but payment was deferred until after the close of the fiscal year, ensuring the target remained a relevant and motivating metric throughout the year and providing a retentive element to the plan.

Quarterly Adjusted EBITDA threshold (90% of target), target, and maximum (110% of target) performance goals were reviewed and approved by the Committee prior to the beginning of each quarter. The Company’s quarterly Adjusted EBITDA incentive targets aligned with budget. Recipient’s annual cash incentive potential payout at target is split evenly over each quarter and earned payouts are determined based on achievement against quarterly metrics between threshold and maximum. Performance at threshold results in a payout of 33.3% of target, performance at target results in a payout of 100% of target, and performance at or above maximum results in a payout of 200% of target. Performance and related payments are interpolated between the various performance goals. Calculations prorate during each quarter based on changes in base salary eligible earnings, bonus target, and performance between threshold, target, and maximum performance goals. Quarterly earned payout amounts are deferred until Q1 of the following fiscal year and recipients must be actively employed on the date of payout to receive payment.

The annual cash incentive plan for 2018 performance (the “2018 Incentive Plan”) was adopted by the Compensation Committee in February 2018 and provided the following threshold, target and maximum bonus amounts for our Named Executive Officers, expressed as a percentage of annual base salary eligible earnings:

	2018 Incentive Plan
Level	Threshold Amount	Target Amount	Maximum Amount
Chief Executive Officer	50%	150%	300%
Chief Financial Officer	25%	75%	150%
Executive Vice President	20%	60%	120%
Senior Vice President	15%	45%	90%

Mr. Martindale’s annual cash incentive compensation was not established under the 2018 Incentive Plan, but in connection with his appointment and employment agreement, the threshold, target, and maximum payout amounts were set at 50%, 150% and 300%, respectively. Mr. Martindale was eligible to receive an annual bonus opportunity which could be earned based on the Compensation Committee’s evaluation of performance objectives established for the applicable year, which were the same incentives established under the 2018 Incentive Plan for all other Named Executive Officers.

The following thresholds and related goals were established for all Named Executive Officers under the 2018 Incentive Plan:

Performance Measure(1)(2)	Threshold ($)	Target ($)	Maximum ($)	Relative Weight
Q1 Adjusted EBITDA	50,983,000	56,648,000	62,313,000	100%
Q2 Adjusted EBITDA	62,034,000	68,927,000	75,820,000	100%
Q3 Adjusted EBITDA	54,873,000	60,970,000	67,067,000	100%
Q4 Adjusted EBITDA(3)	39,125,000	46,029,000	52,933,000	100%
(1)	As this performance measure is a non-GAAP financial metric, please see Annex A for a presentation of the reconciliation between Adjusted EBITDA and our GAAP financial metric based on the Company’s audited financial statements.
(2)	The Company’s Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) excludes legal settlements beyond budget and one-time operational items approved by the Board.
(3)	For Q4 Adjusted EBITDA, the Compensation Committee agreed to expand the performance leverage to threshold (85% of target) and maximum (115% of target) in order to maintain challenging but achievable targets in the final quarter of the fiscal year, versus the budget, which had known risks.

Results of the 2018 Incentive Plan. The Company’s performance for 2018 resulted in partial awards of bonuses during the fiscal year to the Named Executive Officers for whom threshold, target and maximum levels were established under the terms of the 2018 Incentive Plan or, in the case of Mr. Martindale, his appointment and employment agreement. Specifically, our results achieved for purposes of the 2018 Incentive Plan and the bonus eligibility under Mr. Martindale’s employment agreement were as follows:

Performance Measure	Results		Achieved Results to Target		Payout Percentage (to Target)
Q1 Adjusted EBITDA	$59,300,000		104.8%		147.8%
Q2 Adjusted EBITDA	$63,500,000		92.16%		47.49%
Q3 Adjusted EBITDA	$50,100,000		82.18%		0.0%
Q4 Adjusted EBITDA	$35,000,000	(1)	81.52	%(1)	0.0%
(1)	The Q4 Adjusted EBITDA result of $37,500,000, resulting achieved performance percent, and payout percent were presented and certified by the Compensation Committee prior to the February 2019 closing adjustments subsequently determined by the Company.

Based on these results, under the terms of the 2018 Incentive Plan (or Mr. Martindale’s employment agreement, as applicable), our Named Executive Officers received partial cash incentive compensation payments for 2018 totaling roughly 48.82% of their annual target potential under the plan.

Name	Q1 Earned Incentive ($) 147.8% of Target	Q2 Earned Incentive ($) 47.49% of Target	Q3 Earned Incentive ($) 0.00% of Target	Q4 Earned Incentive ($) 0.00% of Target
Kenneth A. Martindale	540,233	173,632	0	0
Tricia K. Tolivar	152,585	47,192	0	0
Gene E. Burt	90,403	32,056	0	0
Joseph C. Gorman	88,995	29,918	0	0
Steven Piano	49,868	20,835	0	0

Long-term Incentive Compensation

Annual Long-Term Incentive Awards. In 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”), in 2011, we adopted the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”), in 2015, we adopted the GNC Holdings, Inc. 2015 Stock and Incentive Plan (the “2015 Stock Plan”), and in 2018 we adopted the GNC Holdings, Inc. 2018 Stock and Incentive Plan (the “2018 Stock Plan”), under which plans awards are outstanding. Substantially all of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for consideration of awards of stock options, restricted stock, RSUs (including PSUs) and other stock-based awards under the terms of the 2018 Stock Plan, which was adopted in 2018. The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2018 Stock Plan and at the recommendation of management. Additionally, the Compensation Committee ultimately determines the size of stock-based awards for each Named Executive Officer in accordance with the Named Executive Officer’s position versus the market benchmark, performance and level of position. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2018 Stock Plan, but has not done so. Following the adoption of the 2018 Stock Plan, we have not granted and will not grant any additional awards under the 2007 Stock Plan, the 2011 Stock Plan, nor the 2015 Stock Plan.

Stock options granted under the various plans generally are subject to vesting in annual installments and have terms of seven to ten years. Options and other stock-based awards under the 2011 Stock Plan, the 2015 Stock Plan, and 2018 Stock Plan are subject to clawback by the Company if the participant engages in any “detrimental activity” during the participant’s service or for one year after the participant’s service ends, which is generally defined to include disclosing confidential information about the Company, engaging in activities that result (or would result if known) in the termination of the participant’s service for cause, soliciting the Company’s employees on behalf of a competing employer, or materially breaching any agreement between the participant and the Company.

The Compensation Committee generally considers grants of long-term incentive compensation awards on an annual basis, except for certain new hires and promotions which are granted on an as-desired basis. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise. For 2018, the Company revised the design of the long-term incentive plan to focus on strengthening the business foundation and long-term strategy by providing a clear line of sight to performance metrics through individual and team efforts, as well as, provide award vehicles that support retention efforts. The plan provided a suitable platform in goal setting to be responsive to actual financial and operational performance against plan during the performance period, allowing for consideration of the challenging environment during this period of transition. The Company did not make any adjustments to the annual long-term incentive performance target.

The plan utilized two vehicles to deliver the total long-term incentives: 50% in Performance Share Units (PSUs) and 50% in Restricted Cash (RC).

•	Performance Share Units (PSUs): Earned ratably over three years with distinct one-year performance periods and financial goals set at the beginning of each performance period. Shares can be earned annually based on performance against the established goals, but vesting will be deferred until after the third year. Once annual performance is determined, the earned shares are converted into time-based restricted shares for the balance of the three-year period. Unearned shares are forfeited. Final vesting will occur in Q1 following the close of the third year. Recipients must be actively employed at the time of vesting to receive the earned shares. The intent of the PSU award is to create a long-term performance based award that focuses the leadership team on the stabilization of EBITDA year over year.
•	Restricted Cash (RC): One third of the total award becomes unrestricted and is paid in cash each year after the award’s anniversary date. Recipients must be actively employed at the time the award becomes unrestricted to receive the payout. The intent of the RC award is to create a long-term retention award for our leadership team, providing stability within key roles.

In February 2018, the Company granted long-term incentive awards to certain Named Executive Officers, including Mr. Martindale, outlined below, under the 2015 Stock Plan (the 2018 Stock Plan was not adopted until March 2018) in the form of 50% PSUs and 50% RC. Base award values for these long-term incentive grants were determined based in part on the results of Korn Ferry’s analysis of the compensation packages of top executives at companies in the 2018 Peer Group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within the 2018 Peer Group.

For the February 2018 awards, the 50% value attributable to the PSUs were determined by dividing the total grant value of the PSUs award by $4.20, which was the closing price per share of our common stock on February 21, 2018, the date of grant. The performance metric for the first tranche of the PSUs is based 100% on achievement of pre-determined Company Adjusted EBITDA. The portion of the first tranche of PSUs that will be earned by a grantee is based upon the Company’s achieved Adjusted EBITDA relative to the target Adjusted

EBITDA which aligns with the budget. Annual Adjusted EBITDA threshold (85% of target), target, and maximum (115% of target) performance goals were reviewed and approved by the Committee during Q1 of 2018. Recipient’s annual long-term incentive potential vesting at target is split evenly over each performance year and earned shares are determined based on achievement against annual metrics between threshold and maximum. At the threshold level of performance, 50% of the PSUs are earned; at the target level, 100% of the PSUs are earned; and at or above the maximum level, 150% of the PSUs are earned, provided, in each case, that the executive has remained employed until the end of the three year period and vesting date. At the conclusion of the each performance year, the Compensation Committee will determine whether and the extent to which the performance criteria have been achieved for the purpose of determining the percentage of the target amount of PSUs that have earned for the performance year. Any PSUs that have not been earned as of the end of the performance year, based upon the Compensation Committee’s determination, will be forfeited. The earned shares will be treated as time-based restricted stock fort the balance of the three year period. The Compensation Committee may, in its sole discretion, reduce the amount to less than the amount that is determined to be vested in accordance with the agreements providing for the PSUs.

Grant to Ms. Tolivar. Ms. Tolivar was granted a special recognition award of 29,762 PSUs, with a total award value of $125,000, and $125,000 in RC in February 2018. The PSUs and RC follow the same vesting schedule and terms as all other awards issued in February 2018. For more information, see “—Elements of Compensation —Long-Term Incentive Compensation” below. The additional award was issued in recognition of Ms. Tolivar’s efforts, oversight, and successful negotiation of the Company’s long-term debt refinancing and as a retention vehicle.

Summary of 2018 Named Executive Officer Awards. The total award values for the 2018 awards for our Named Executive Officers, together with the corresponding number of (a) target PSUs and (b) RC awarded to each of our Named Executive Officers, is set forth below:

Name	Total Award Value ($)	Target PSUs (#)	Restricted Cash ($)
Kenneth A. Martindale	4,387,500	522,321	2,193,750
Tricia K. Tolivar(1)	1,000,000	119,048	500,000
Gene E. Burt	750,000	89,286	375,000
Joseph C. Gorman	750,000	89,286	375,000
Steven Piano	250,000	29,762	125,000
(1)	Ms. Tolivar’s award values include her additional recognition award described earlier.

Results of the 2018 Long-Term Incentive Plan: As described earlier, the performance metric for the first tranche of the PSU component of these long-term incentive awards is Adjusted EBITDA. The Compensation Committee established threshold, target and maximum levels of achievement with respect to Adjusted EBITDA. Performance is measured as of the end of the performance year on December 31, 2018. Performance and related payments are interpolated between the various performance goals.

The threshold, target and maximum levels of Adjusted EBITDA performance for the first tranche of the February 2018 PSU grants are as follows:

Metric	Threshold ($) (50% payout)	Target ($) (100% payout)	Maximum ($) (150% payout)	Achieved ($)
Adjusted EBITDA(1)	198,050,000	233,000,000	267,950,000	207,900,000	(2)
(1)	The Company’s EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) excludes legal settlements beyond budget and one-time operational items approved by the Board.
(2)	The Adjusted EBITDA result of $210,500,000 (90.4% of target), resulting achieved performance percent, and earned PSU percent were presented and certified by the Compensation Committee prior to the February 2019 closing adjustments subsequently determined by the Company.

Based on these results, under the terms of the 2018 Incentive Plan (or Mr. Martindale’s employment agreement, as applicable), our Named Executive Officers will earn partial PSUs for 2018 totaling 67.8% of their target potential for the first tranche under the plan.

Name	2018 Target PSUs (#)	Earned PSU Results	2018 Earned PSUs (#)
Kenneth A. Martindale	174,107	67.8%	118,045
Tricia K. Tolivar	39,683	67.8%	26,905
Gene E. Burt	29,762	67.8%	20,179
Joseph C. Gorman	29,762	67.8%	20,179
Steven Piano	9,921	67.8%	6,726

Additionally, as part of the 2018 long-term incentive plan, our Named Executive Officers received one-third of their 2018 RC award after the award’s anniversary date (February 21, 2019).

Benefits and Perquisites

The Company does not have a practice of providing perquisites or make payment of perquisite allowances to any of its executives, other than certain run-out relocation benefits provided to Messrs. Burt and Gorman related to their 2017 relocations, and certain relocation benefits provided to Mr. Piano related to his 2018 relocation, and certain other minimal perquisite amounts each as identified in the Summary Compensation Table.

Non-qualified Deferred Compensation Plan

We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated employees. Under this plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Mr. Martindale and Mr. Gorman made contributions to the deferred compensation plan in 2018. For 2018, a dollar-for-dollar match with respect to the first three percent of a participant’s compensation deferred under the non-qualified deferred compensation plan was provided. For more information regarding the deferred compensation plan, please see “2018 Non-Qualified Deferred Compensation Table” below.

Retention Agreements

In connection with the China joint venture partnership, the Company entered into retention agreements with certain key leaders and executives, including the Named Executive Officers. It is important for the Company to maintain leadership stability, focus, and execution at all times, but specifically in connection with the efforts required over the foreseeable future related to the transition and the successful implementation of the partnership. The agreements provide for four ratable payments to the participants over the course of two years from the announcement date (February, 2018), for which the recipients have to remain actively employed to receive the payment. The agreements also include confidentiality, non-competition, non-recruitment and non-solicitation provisions in exchange for the consideration provided. For more information regarding the retention payments, please see “Summary Compensation” table below.

Executive Severance Pay Policy

The Company maintains an Executive Severance Pay Policy (the “Executive Severance Policy”) for executive officers who are involuntarily terminated from employment and otherwise meet the requirements for benefits. Upon an involuntary termination other than for Cause, as defined in the Executive Severance Policy, eligible executives are entitled to receive:

•	Cash severance benefits of six months of base salary, in the case of Vice Presidents, or
•	One year base salary, in the case of positions senior to Vice President.
•	The severance is increased to one year and two years for such positions, respectively, in the case of a termination of employment without Cause, or resignation for Good Reason, as defined in the Executive Severance Policy, occurring within 24 months following a Change in Control of Company, also as defined in the Executive Severance Policy.

Payments and benefits under the Executive Severance Policy are contingent upon the executive’s execution and non-revocation of a release of claims against the Company and compliance with covenants set forth in the Executive Severance Policy, which include confidentiality, non-competition and non-solicitation of the Company’s employees. In addition, if such executive obtains subsequent employment that is considered comparable to his or her previous employment with the Company, then the amount remaining to be paid to such executive, under the Executive Severance Policy, is offset by the annual gross base salary payable to such executive pursuant to such subsequent employment.

Mr. Martindale Employment Agreement

In connection with his appointment as Chief Executive Officer, we entered into a three-year employment agreement with Mr. Martindale in September 2017. Under the terms of the employment agreement, we agreed to provide Mr. Martindale with an annual salary of $975,000, an annual bonus opportunity of at least 150% of base salary and certain cash and equity payments as relocation/make-whole awards, which were detailed in our 2018 proxy statement. Under the Employment Agreement, Mr. Martindale will also receive cash severance in the event his employment is terminated by the Company without Cause (as defined therein) or by Mr. Martindale resigning voluntarily for Good Reason. The employment agreement also provides that any incentive compensation payable to Mr. Martindale will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules promulgated thereunder. Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreement and termination and payments made in connection with a change in control.

Mr. Martindale also agreed to the Company’s standard senior executive restrictive covenants including confidentiality of indefinite duration; nonsolicitation of customers; and noncompetition and nonsolicitation/no-hire of employees during his employment and for 24 months following his termination of employment for any reason. No other Named Executive Officer has or had employment agreements with the Company.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.

Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) of the Internal Revenue Code generally disallowed public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met. As part of the Tax Cuts and Jobs Act, the exemption from the deduction limitation for performance-based compensation provided by Section 162(m) has been repealed. This change will be effective for taxable years beginning after December 31, 2017. As a result, compensation paid to certain executive officers which exceeds $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

For 2018, the Compensation Committee factored in the potential loss of deductibility during the pay setting approval process. Our intent generally is to design and administer executive compensation programs in a manner that will preserve deductibility of compensation paid to our executives, and, prior to the enactment of the Tax Cuts and Jobs Act, we believed that a substantial portion of our current executive compensation program (including the annual incentive program and the long-term incentive awards that may be granted under the 2015 Stock Plan) would satisfy the requirements for exemption from the $1,000,000 deduction limitation. However, certain awards, such as the inducement awards granted to our Chief Executive Officer in connection with his appointment were not granted under a stockholder-approved plan as required for a deduction under Section 162(m). Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief for the exemption from the deduction limitation for performance based compensation provided by Section 162(m), there can be no assurance that any amounts paid under such compensation programs, even prior to the effectiveness of the legislative changes, will be deductible under Section 162(m), including, without limitation, in special circumstances related to other hirings and separations.

Additionally, we reserve the right to design programs and to structure other compensation arrangements that recognize a full range of performance criteria important to our success or that contain different terms, even where the compensation paid under such programs may not be deductible. The Compensation Committee will, in the exercise of its business judgment, continue to monitor our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals and the goals of our stockholders.

Executive Stock Ownership Guidelines

We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in the Company. The Board adopted a policy in December 2011 (revised most recently in February 2015) requiring our Chief Executive Officer and other executive officers to own stock in the Company (our “Executive Stock Ownership Guidelines”). Specifically, our Executive Stock Ownership Guidelines are outlined below:

Chief Executive Officer	Aggregate value of 6x his or her annual base salary
Executive Vice Presidents	Aggregate value of 2x his or her annual base salary
Senior Executive Officers	Aggregate value of 1x his or her annual base salary

The Executive Stock Ownership Guidelines provide that our newly appointed executive officers have five years from the date of their appointment to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them after December 11, 2012 until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee, and will work actively with officers or directors who are not in compliance as a result of stock price volatility. For the purposes of the Executive Stock Ownership Guidelines, Company stock includes (i) directly held shares of our common stock, (ii) shares of unvested restricted stock or RSUs (other than unvested shares of performance-vested restricted stock or unvested PSUs) and (iii) vested shares of our common stock held in any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Policy on Hedging and Pledging of Company Stock

We have a policy applicable to our directors and all of our employees, including our Named Executive Officers, that prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in these proxy materials. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference in the Annual Report for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE
Philip E. Mallott (Chairperson)
Amy B. Lane
Richard J. Wallace

NAMED EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table – 2018, 2017 and 2016

The following table sets forth information concerning the compensation we paid to the Named Executive Officers for services rendered in all capacities as employees to us during our last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by the Named Executive Officers that is available generally to all of our salaried employees. Only 2017 and 2018 compensation is presented for Mr. Martindale, because 2017 was his first year as an employee of the Company. Only 2018 compensation is presented for Mr. Piano, because 2018 was his first year as an employee of the Company. A “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is not presented because none of our Named Executive Officers participate in a pension plan or receive above-market or preferential earnings on nonqualified deferred compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kenneth A. Martindale Chief Executive Officer	2018	975,000	487,500	2,193,750	—	2,907,615	30,282	6,594,147
	2017	262,500	—	4,650,026	1,900,001	—	105,625	6,918,152

Tricia K. Tolivar Executive Vice President, Chief Financial Officer	2018	517,691	191,250	500,000	—	699,777	1,113	1,909,831
	2017	514,033	—	1,633,288	327,000	—	15,446	2,489,767
	2016	450,571	—	802,271	300,000	—	16,436	1,569,278

Gene E. Burt Former Executive Vice President, Chief Merchandising Officer and Chief Supply Chain Officer(6)	2018	445,008	112,500	375,000	—	497,459	2,736	1,432,703
	2017	354,616	75,000	204,561	114,450	—	31,595	780,222

Joseph C. Gorman Former Executive Vice President, Operations(6)	2018	415,381	100,000	375,000	—	493,914	50,041	1,434,336
	2017	378,850	—	179,039	114,450	—	52,267	724,606

Steven Piano Senior Vice President, Chief Human Resources Officer	2018	367,500	147,500	125,000	—	195,703	28,569	864,272
(1)	For 2018, reflects retention bonuses paid in connection with the Harbin deal, as discussed under the heading “Retention Agreements” in this proxy statement, and a $50,000 sign-on incentive bonus paid to Mr. Piano in January 2018. For 2017, reflects a $75,000 sign-on incentive bonus paid to Mr. Burt in February 2017.
(2)	The 2018 values set forth in this column represents the aggregate grant date fair value of performance share unit (PSU) awards granted, which have been computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeiture). For 2017, values set forth in this column represent the aggregate grant date fair value of the restricted stock unit (RSU) and PSU awards granted, which have been computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeiture). For 2016, values set forth in this column represent the aggregate grant date fair value of PSU and RSU awards granted, which have been computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The grant date fair values for the PSU awards have been determined assuming 100% of target performance is achieved. If maximum share payouts were achieved for the 2018 PSU awards, the aggregate grant date fair value for these units would be 150% of the amount disclosed. If we assume the maximum 150% of target performance would be achieved, the grant date values of the PSUs granted to Mr. Martindale, Ms. Tolivar, and Messrs. Burt, Gorman, and Piano in 2018 would be $3,290,625, $750,000, $562,500, $562,500, and $187,500, respectively. If maximum share payouts were achieved for the 2016 and 2017 PSUs, the aggregate grant date fair value for these units would be twice the amount disclosed in each year in the table related to the PSUs. If we assume the maximum 200% of target performance would be achieved, the grant date values of (a) the PSUs granted to Ms. Tolivar and Messrs. Burt and Gorman in 2017 would be $702,400, $234,283 and $205,054, respectively, (b) the PSUs granted to Ms. Tolivar in 2016 would be $1,004,541. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation,” to our audited consolidated financial statements included in the Annual Report filed with the Securities and Exchange Commission on March 13, 2019 (the “2019 Annual Report”). The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.
(3)	The values set forth in this column reflect the aggregate grant date fair value of stock option awards granted during each fiscal year, computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 16, “Stock-Based Compensation,” to our audited consolidated financial statements included in the 2019 Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(4)	Reflects the non-discretionary component of cash incentive compensation. For 2018, also includes the RC award value to Mr. Martindale, Ms. Tolivar, and Messrs. Burt, Gorman, and Piano of $2,193,750, $500,000, $375,000, $375,000, and $125,000, respectively.
(5)	The components of “All Other Compensation” for our fiscal year ended December 31, 2018 are set forth in the following table:
Named Executive Officer	Perquisites ($)(a)	Imputed Value for Life Insurance Premiums ($)	Company Contributions to Deferred Compensation Plan ($)(b)	Total ($)
Kenneth A. Martindale		1,032	29,250	30,282
Tricia K. Tolivar	540	573	—	1,113
Gene E. Burt	2,184	552	—	2,736
Joseph C. Gorman	37,243	360	12,438	50,041
Steven Piano	28,187	382	—	28,569
(a)	For Messrs. Burt, Gorman, and Piano, this column includes $1,643, $34,221, and $27,587, respectively, of relocation expenses, which reflects the actual cost incurred by each in relocating. For Mr. Gorman, amounts also reflect $3,000 for tuition reimbursement. For Ms. Tolivar, the column only includes taxable parking benefits. For Messrs. Burt, Gorman, and Piano, this column also includes $540, $22, and $600 in taxable parking benefits, respectively. During 2018, Mr. Martindale was provided with access to a parking space to use at our corporate headquarters in Pittsburgh, which was provided as a perquisite at no incremental cost to the Company.
(b)	Reflects matching contributions by the Company with respect to compensation deferred by each executive pursuant to the Company’s Non-Qualified Deferred Compensation Plan. For more information, see the “2018 Non-Qualified Deferred Compensation Table” below.
(6)	Resigned from the Company effective March 15, 2019.

2018 Grants of Plan Based Awards Table

The following table sets forth information concerning awards under the 2015 Stock Plan and the 2018 Incentive Plan granted to each of the Named Executive Officers during our fiscal year ended December 31, 2018. Assumptions used in the calculation of certain dollar amounts are included in Note 16 “Stock-Based Compensation,” to our audited consolidated financial statements included in the 2019 Annual Report.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Shares (#)	Exercise Price of Options ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth A. Martindale	2/21/18	487,500	1,462,500	2,925,000	261,161	522,321	783,482				2,193,750
	2/21/18		2,193,750

Tricia K. Tolivar	2/21/18	130,000	390,000	780,000	59,524	119,048	178,572				500,000
	2/21/18		500,000

Gene E. Burt(4)	2/21/18	90,000	270,000	540,000	44,643	89,286	133,929				375,000
	2/21/18		375,000

Joseph C. Gorman(4)	2/21/18	84,000	252,000	504,000	44,643	89,286	133,929				375,000
	2/21/18		375,000

Steven Piano	2/21/18	58,500	175,500	351,000	14,881	29,762	44,643				125,000
	2/21/18		125,000
(1)	The amounts for Mr. Martindale represent threshold, target and maximum payout amounts under the terms of his employment agreement for the 2018 Incentive Plan. The amounts for the other Named Executive Officers represent the threshold, target and maximum payout amounts under the 2018 Incentive Plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation” above for more information regarding the 2018 Incentive Plan. The additional amounts included for all Named Executive Officers represent the value of the Restricted Stock Cash Award granted in 2018.
(2)	The amounts represent the threshold, target and maximum number of shares of our common stock that may be earned under the 2018 PSU awards. The PSUs are scheduled to vest on December 31, 2020 subject to company performance and each officer’s continued employment. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Compensation” above for more information regarding the PSUs.

(3)	For our Named Executive Officers, reflects the aggregate grant date fair value of the stock options, the RSUs and the target PSUs granted to them in February 2018, computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation,” to our audited consolidated financial statements included in the 2019 Annual Report. The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.
(4)	Resigned from the Company effective March 15, 2019. As a result of Messrs. Burt’s and Gorman’s resignations in March 2019, all unvested equity and any unpaid balance of restricted cash awards were forfeited.

Outstanding Equity Awards as of December 31, 2018

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers under the 2007 Stock Plan, the 2011 Stock Plan and the 2015 Stock Plan as of December 31, 2018 and, for Mr. Martindale, equity awards granted in September 2017 as make-whole and inducement awards in connection with the commencement of his employment which were not issued under any stockholder approved plan.

	Option Awards(1)					Stock Awards
Name	Date of Grant	Exercisable	Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Restricted Shares and RSUs That Have Not Yet Vested (#)(2)	Market Value of Restricted Shares and RSUs That Have Not Yet Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned PSUs (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned PSUs ($)(3)
Kenneth A. Martindale	9/11/2017	173,042	346,084	8.95	9/11/2027	187,876	445,266
	2/21/2018							261,161	618,950

Tricia K. Tolivar	2/16/2016	24,875	24,876	27.30	2/16/2026	3,663	8,681
	2/22/2017	25,000	75,000	7.99	2/22/2027	21,868	51,827	15,308	36,279
	5/11/2017					150,000	355,500
	2/21/2018							44,643	105,804
	2/21/2018							14,881	35,268

Gene E. Burt	2/22/2017	8,750	26,250	7.99	2/22/2027	7,294	17,287	5,106	12,101
	2/21/2018							44,643	105,804

Joseph C. Gorman	12/7/2015	6,001	2,001	30.91	12/7/2025
	2/22/2017	8,750	26,250	7.99	2/22/2027	6,384	15,130	4,469	10,591
	2/21/2018							44,643	105,804

Steven Piano	2/21/2018							14,881	35,268
(1)	Time-vested stock option awards made under the 2015 Stock Plan vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment. Time-vested stock options granted to Mr. Martindale pursuant to his inducement awards vest in three equal installments commencing on the first anniversary of the date of grant, subject to continuing employment.
(2)	Includes time-vested restricted stock and RSUs awarded under the 2015 Stock Plan, which generally vest in three equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment. Ms. Tolivar’s May 2017 award vests over four year from the grant date; 20% in May 2019, 30% in May 2020, and the remaining 50% in May 2021. Also includes RSAs awarded to Mr. Martindale as make-whole and inducement awards, not under any stockholder approved plan, a portion of which were fully vested on grant, a portion of which vested on the last trading day in 2017 and a portion of which vest in three equal annual installments commencing on the first anniversary of the date of grant.
(3)	Market value is based on the closing price of our Common Stock of $2.37 per share on December 31, 2018.
(4)	Represents the threshold number of the total PSUs granted in 2017 and 2018 under the 2015 Stock Plan. The PSUs granted in 2016, under the 2011 Stock Plan, were scheduled to vest on December 31, 2018 (threshold performance was not achieved and no portion of this award vested). The PSUs granted in 2017 are scheduled to vest on December 31, 2019 and the PSUs granted in 2018 are scheduled to vest on December 31, 2020, in each case subject to Company performance and the Named Executive Officer’s continued employment. The threshold award shown above represents 35% of the target award for the 2017 awards and 50% of the target award for the total 2018 awards; the actual number of PSUs that may be earned may range from 0% to 200% (for 2017 awards) and 0% to 150% (for 2018 awards) of the target number, as described under “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

2018 Option Exercises and Stock Vested Table

The following table sets forth information regarding the vesting of RSUs and restricted stock and exercise of options by the Named Executive Officers during our fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized Upon Vesting ($)(2)
Kenneth A. Martindale	—	—	93,939	272,423
Tricia K. Tolivar	—	—	17,168	71,823
Gene E. Burt	—	—	3,647	14,770
Joseph C. Gorman	—	—	3,866	14,720
Steven Piano	—	—	—	—
(1)	For Mr. Martindale, reflects the gross number of shares acquired upon vesting of the first tranche of his September 2017 restricted stock awards. For Ms. Tolivar, reflects the gross number of shares acquired upon vesting of (i) the third tranche of her March 2015 restricted stock award and (ii) the second tranche of her February 2016 RSU award, and (iii) the first tranche of her February 2017 RSU award. For Mr. Burt, reflects the gross number of shares acquired upon vesting of the first tranche of his February 2017 RSU award. For Mr. Gorman, reflects the gross number of shares acquired upon the vesting of (i) the third tranche of his December 2015 RSU award and (ii) the first tranche of his February 2017 RSU award.
(2)	Market value is based on the average of the high and low trading prices for our Common Stock on the NYSE on the date of vesting.

2018 Non-Qualified Deferred Compensation Table

We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under this plan, certain eligible employees may elect to defer a portion of their future salary and bonus compensation up to a maximum of 80% of salary and 100% of bonus, or such other specified limit established by the Company, until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with earnings, and investment gains and losses. The Company’s contributions to the Non-Qualified Deferred Compensation Plan become fully vested after three years from the start of the year of deferral. Participants receive vested distributions on elected scheduled withdrawal dates or upon separation from service.

Mr. Martindale, and Mr. Gorman each elected to make contributions to the deferred compensation plan in 2018. The following table identifies, for each Named Executive Officer, his or her contributions, our contributions, the aggregate earnings and withdrawals in 2018 and the aggregate balance as of December 31, 2018:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
Kenneth Martindale	$29,250	$29,250	$(6,574)	$0	$69,012
Tricia Tolivar	$0	$0	$(6,883)	$0	$120,689
Gene E. Burt	$0	$0	$366	$0	$25,749
Joseph C. Gorman	$12,438	$12,438	$(46)	$0	$42,830
Steve Piano	$0	$0	$0	$0	$0
(1)	Amounts reflected are included in the “Salary” column of the Summary Compensation Table above.
(2)	Amounts reflected are included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	Amounts reflected are not included as compensation for the relevant Named Executive Officers in the Summary Compensation Table above.
(4)	For Mr. Martindale, Ms. Tolivar, and Mr. Burt, the amount reported includes $16,875, $44,688, and $25,322, respectively, previously earned, but deferred, salary and matching contributions reported in our Summary Compensation Table for 2017. Ms. Tolivar’s amount also includes $40,551 for 2016 and $26,154 for 2015.

Potential Payments Upon Termination or a Change in Control

The termination and change in control arrangements for the Named Executive Officers are generally governed by Company policy, other than Mr. Martindale whose terms are governed by his employment agreement with the Company. As such, these arrangements generally are uniform and not highly negotiated. The Compensation Committee does not generally consider the amounts payable in connection with termination and change in control events when establishing compensation of the Named Executive Officers. The Compensation Committee, together with the Board, established the termination and change of control arrangements described herein to address the following considerations:

•	conforming to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth and maintaining market competitiveness;
•	maintaining management continuity, particularly through periods of uncertainty related to change in control events;
•	providing our key personnel with the assurance of equitable treatment following a change in control and other events; and
•	ensuring that our management is held to high standards of integrity and performance.

Such policies and arrangements are evidenced by the Company’s Executive Severance Policy, as described in the Compensation Discussion and Analysis section of this proxy statement. Under the Executive Severance Policy, a “Change in Control” occurs when: (i) any person or entity becomes the beneficial owner of securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the majority of the Board is no longer made up of continuing directors as described in the Executive Severance Policy;

(iii) the consummation of certain mergers or consolidations of the Company; or (iv) stockholder approval of certain plans of complete liquidation or dissolution or the consummation of agreements for the sale or disposition of all or substantially all of the Company’s assets.

The following is a summary of the termination and change of control provisions in the employment agreements for Mr. Martindale and the policies and arrangements otherwise applicable to the Named Executive Officers as of December 31, 2018.

Mr. Martindale

Mr. Martindale’s employment agreement provides for certain benefits upon termination of employment. Upon Mr. Martindale’s death or disability, he (or his estate) is entitled to:

•	any unpaid salary, accrued but unpaid vacation, accrued and vested welfare and retirement benefits and all reimbursable business expenses through the date of termination (“accrued obligations”),
•	any unpaid annual bonus for the year prior to the year of termination, and
•	a prorated annual bonus for the year of termination, based on the actual period of employment and actual level of achievement of the performance objectives for the year of termination.

Also, in such cases, Mr. Martindale’s time-vesting equity awards would immediately vest; and any performance-vesting awards would become vested at a prorated actual amount, based on the actual period of employment and assuming “target’ level of achievement of the performance objectives.

Upon termination of employment by us without cause, including a non-renewal of the employment term, or voluntarily by Mr. Martindale for good reason, subject to the execution of a written release, he is also entitled to:

•	two times the sum of:
○	base salary; and
○	either (i) the average of the actual annual bonus paid in the two years immediately preceding the date of termination (or, for any of the first two years where an annual bonus had not yet been determined the target bonus) where termination occurs prior to or more than 24 months following a change in control (as defined in the employment agreement), or (ii) target bonus (if termination occurs on or within 24 months following a change in control), which amounts are payable in installments over a 24-month period or in a lump sum cash payment, depending on whether the termination occurred under the timeframe provided in (i) or (ii) above;
•	any unpaid annual bonus for the year prior to the year of termination, and a prorated annual bonus for the year of termination, based on the actual period of employment and actual level of achievement of the performance objectives for the year of termination; and
•	reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to Mr. Martindale’s coverage and any eligible dependent coverage) payable by Mr. Martindale immediately prior to such termination, such reimbursements to continue for up to 18 months.

Also, in such cases, Mr. Martindale’s “sign-on” equity awards would immediately vest (to the extent any remained unvested); any time-vesting equity awards (other than sign-on awards) to the extent that that would have become vested within 24 months following the date of termination shall immediately vest (with respect to said amount); and any performance-vesting awards shall become vested at a prorated actual amount, based on the actual period of employment and calculated based on the actual level of achievement of the performance objectives, such that payment would be received following the end of the relevant performance period. The total amount payable may be subject to reduction to the extent Mr. Martindale would be subject to an excise tax as an excess parachute amount.

For purposes of Mr. Martindale’s employment agreement, “cause” generally means his:

•	material failure to comply with any material obligation imposed by his employment agreement;
•	being convicted (including a plea of nolo contendere) of a misdemeanor that causes substantial economic harm to us, or a felony;

•	intentional theft or embezzlement or fraud in connection with the performance of his duties;
•	engaging in any activity that gives rise to a material conflict of interest with us;
•	intentional misappropriation of any of our material business opportunities;
•	willful or reckless material failure to comply with, observe or carry out our rules, regulations, policies or codes of ethics or conduct;
•	substance abuse or illegal use of drugs that impairs his performance or causes or is likely to cause substantial harm to us; or
•	intentional or reckless engagement in conduct that he knows or should know is materially injurious to us.

For purposes of Mr. Martindale’s employment agreement, “good reason” generally means, without Mr. Martindale’s prior written consent and unless we timely cure the good reason:

•	our material failure to comply with material obligations under his employment agreement;
•	a reduction by us of his titles, positions, status or authority or a material reduction by us of his responsibilities and duties other than due to a temporary period of incapacity;
•	our removal of him from the position of Chief Executive Officer, or failure to elect (or nominate) him to, or removal other than for cause, from the Company or the General Nutrition Centers, Inc. boards of directors; or
•	a material reduction in his base salary or target bonus.

For purposes of Mr. Martindale’s employment agreement, “change in control” is as defined in the Company’s 2015 Stock and Incentive Plan, which is generally the same as the definition provided in the Executive Severance Policy.

Tabular Presentation. The following table quantifies the estimated payments and benefits that the Named Executive Officers would have received if their employment had terminated on December 31, 2018 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (i) compensation amounts accrued through December 31, 2018 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees.

Where applicable, the information in the table uses a fair market value per share of $2.37 for our Common Stock, which is equal to the closing price of our Common Stock on December 31, 2018.

Named Executive Officer	Resignation for Good Reason(1)	Retirement(1)	By Company Without Cause	Termination Without Cause / Good Reason Following a Change of Control	Death or Disability
Kenneth A. Martindale(2)
Cash Severance(3)	$1,950,000	$1,950,000	$1,950,000	$1,950,000	—
Pro-rated Bonus(3)	$1,088,183	$1,088,183	$1,088,183	$1,088,183	$713,865
Health and Welfare Benefits(4)	$20,520	—	$20,520	$20,520	$250,000
Additional Stock Award Vesting(5)	$813,611	$813,611	$813,611	$857,900	$857,900
Retention Award(6)	$1,462,500	$1,462,500	$1,462,500	$1,462,500	$1,462,500
Total	$5,334,814	$4,939,975	$5,334,814	$5,379,103	$3,284,265

Tricia Tolivar
Cash Severance(3)	—	—	$520,000	$1,040,000	—
Pro-rated Bonus(3)	—	—	$199,777	$199,777	—
Health and Welfare Benefits(4)	—	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	—	$702,420	—
Retention Award(6)	$573,750	—	$573,750	$573,750	$573,750
Total	$573,750	—	$1,293,527	$2,515,947	$823,750

Named Executive Officer	Resignation for Good Reason(1)	Retirement(1)	By Company Without Cause	Termination Without Cause / Good Reason Following a Change of Control	Death or Disability
Gene E. Burt
Cash Severance(3)	—	—	$450,000	$900,000	—
Pro-rated Bonus(3)	—	—	$122,459	$122,459	—
Health and Welfare Benefits(4)	—	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	—	$217,707	—
Retention Award(6)	$337,500	—	$337,500	$337,500	$337,500
Total	$337,500	—	$909,959	$1,577,666	$587,500

Joseph C. Gorman
Cash Severance(3)	—	—	$420,000	$840,000	—
Pro-rated Bonus(3)	—	—	$118,914	$118,914	—
Health and Welfare Benefits(4)	—	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	—	$214,113	—
Retention Award(6)	$300,000	—	$300,000	$300,000	$300,000
Total	$300,000	—	$838,914	$1,473,027	$550,000

Steven Piano
Cash Severance(3)	—	—	$390,000	$780,000	—
Pro-rated Bonus(3)	—	—	$70,703	$70,703	—
Health and Welfare Benefits(4)	—	—	—	—	$250,000
Additional Stock Award Vesting(5)	—	—	—	$62,964	—
Retention Award(6)	$292,500	—	$292,500	$292,500	$292,500
Total	$292,500	—	$753,203	$1,206,167	$542,500
(1)	No amount is payable to any Named Executive Officer upon any termination for cause or voluntary resignation from service to the Company other than in the case of a resignation for good reason. Mr. Martindale’s employment contract is silent on payments at retirement. Further, the Company does not maintain a stand-alone retirement policy. As such, for purposes of this table, amounts included reflect assumed payments coinciding with a termination without cause, excluding health and welfare benefits.
(2)	For Mr. Martindale, termination by the Company without cause includes termination by nonrenewal of his employment agreement.
(3)	Amounts have been calculated in accordance with the terms of the applicable agreements or plan. For terminations by the Company without cause, amounts will be paid in installments over a period not exceeding two years following termination. For terminations in connection with a change of control, amounts will be paid in a lump sum upon termination. We have assumed that none of the payments or benefits provided to any Named Executive Officer would have been subject to or resulted in the imposition of the excise tax imposed by Internal Revenue Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the table above.
(4)	Amounts reflect value of basic life insurance payable upon separation due to Death; these amounts are not payable in the event of separation due to Disability. For Mr. Martindale, payment includes an eighteen month COBRA payment in the following circumstances: Resignation for Good Reason, Termination by Company Without Cause, and Termination Without Cause or for Good Reason Following a Change of Control.
(5)	The value of Additional Stock Award Vesting represents the value at December 31, 2018 of all shares of restricted stock, restricted stock units (along with any dividend equivalents accrued on the restricted stock units), and earned PSUs (along with dividend equivalents on the PSUs) that on that date were subject to service-based restrictions, which restrictions lapse on or after certain terminations of employment, including following a change in control, to the extent such restrictions would not lapse on retirement alone.
(6)	The value of the outstanding balance of the Retention Awards issued to our Named Executive Officers in connection with the Harbin transaction. Per the agreement, outstanding balances are accelerated in the case involuntary separation without cause, due to good reason, death, or disability. The balance of the Retention Awards would also be paid in the event of a Change in Control.

The change in control definitions used in each of the 2015 and 2018 Stock Plans aligns with the change in control definition included in the Company’s executive severance policy, established in 2015. In the event of a change in control, unvested stock-based awards generally would accelerate and become fully vested, or would be subject to cancellation for fair value or substituted for awards that substantially preserve the applicable terms of such stock-based awards, and with respect to the 2015 and 2018 Stock Plan, may provide for a limited time tail period for awards to be exercised following the change in control event. We have assumed for purposes of the above tables that upon a change in control, equity-based awards would not be accelerated, and instead would be substituted for awards that substantially preserve the applicable terms of the stock-based awards.

Pay-Ratio Disclosure

For 2018, the median of the annual total compensation for all our employees, within the United States and Canada, other than Mr. Martindale, was $15,866.

Mr. Martindale’s annualized Annual Total Compensation for 2018 was $6,594,147 (see Paragraph 3 below for additional detail). The ratio of the Annual Total Compensation of our Chief Executive Officer to the median of the annual total compensation of the other employees included in this calculation is 415 to 1, which is a reasonable estimate calculated consistent with applicable rules.

In order to (1) identify the total number of the Company’s employees, (2) determine the annual total compensation of our median employee, and (3) determine the Annual Total Compensation of our Chief Executive Officer, we did the following:

1.	We selected November 1, 2018 as the date we would use to identify our median employee. As of that date, the Company’s employee population consisted of approximately 15,342 individuals with 14,266 employees located within the United States and 1,076 employees located in jurisdictions outside of the United States, of which 87, 49, and 940 were located in Ireland, China, and Canada, respectively. We excluded the employees in Ireland and China for this calculation. The total number of employees of the Company utilized for the purposes of the pay-ratio calculation was 15,206.
2.	To determine the median of the annual total compensation of all of these employees, excluding Mr. Martindale, we used the amount of wages, salary, bonuses, and other taxable compensation from the payroll records for 2018, for United States Employees, as reported on Form W-2, and for Canadian employees, as reported on Form T4. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
a.	In order to most accurately reflect the pay-ratio, the Company annualized the compensation of approximately 1,143 full-time employees and 5,947 part-time employees who were hired in 2018 and employed on November 1, 2018. In order to convert the total annual compensation of the employees located in Canada, who are paid in Canadian dollars, to U.S. dollars, we used the conversion rate of 0.7329 as of December 31, 2018 provided by xe.com.
b.	Next, we ranked the compensation for the applicable employees from highest to lowest. The median employee was a part-time sales associate located in the United States with taxable compensation of $15,866 for 2018 (the “Median Employee”).
c.	With respect to our Median Employee, we added together all of the elements of such employee’s compensation for 2018 consistent with Item 402(c)(2)(x), resulting in annual total compensation of $15,866. The Median Employee was not paid, and did not otherwise earn or receive any of the compensation elements that are reported in the “Stock Awards”, “Option Awards”, “Changes in Pension Value and Nonqualified Deferred Compensation Earnings”, and “Other Compensation” columns of the Summary Compensation Table.
3.	In calculating the “Annual Total Compensation” of Mr. Martindale, we used his salary and all other recurring compensation, each as presented in the Summary Compensation Table.

Additional Information. The required ratio was affected by the larger number, approximately 9,265 as of November 1, 2018, of part-time associates whose total compensation is limited to amounts paid for part-time work.

RATIFICATION OF APPOINTMENT OF AUDITORS
(PROPOSAL 3)

In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent registered accounting firm. In our fiscal years ended December 31, 2018 and 2017, all audit and non-audit services were pre-approved by the Audit Committee in accordance with the Audit Committee’s charter.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2019, subject to ratification by our stockholders. Representatives of PwC will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. For fiscal 2018, PwC rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC, and also provided tax and other services. PwC is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed PwC as such for fiscal 2019. If the proposal to ratify PwC’s appointment is not approved, other certified public accountants will be considered by the Audit Committee.

Fees Paid to PricewaterhouseCoopers LLP

Fees disclosed below include fees billed and expected to be billed for professional services rendered by PwC for our fiscal years ended December 31, 2018 and 2017. Amounts disclosed for 2018 may be adjusted in future filings to reflect actual amounts that were ultimately approved and paid, as appropriate.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees
	2018 ($)	2017 ($)
Audit Fees(1)	1,622,570	1,432,100
Audit Related Fees(2)	10,000	80,000
Tax Fees(3)	157,000	15,000
All Other Fees(4)	2,700	1,800
	1,792,270	1,528,900
(1)	Includes services related to the audit of the Company’s financial statements and internal controls over financial reporting, statutory audits of subsidiaries, and various other filings with the SEC.
(2)	Principally includes review of implementation of new accounting pronouncements and franchise disclosure documents.
(3)	Includes services related to Federal tax planning and advice, and certain individual tax compliance services.
(4)	Represents license fees for access to technical accounting information.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining PwC’s independence.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this Proposal 3.

Pre-Approval Policies and Procedures

All of the services performed for us by PwC during 2018 were pre-approved by the Audit Committee. The Audit Committee’s policy, as reflected in its charter, requires that the Audit Committee pre-approve on an engagement-by-engagement basis all audit and non-audit services to be performed by our independent registered accounting firm, provided that the Audit Committee may delegate the authority to pre-approve such services to a subcommittee of the Audit Committee.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2019.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Board has determined that each member of the Audit Committee meets the SEC and the NYSE independence and financial literacy requirements. The Board has also determined that each of Messrs. Berger, Hines and Mallott qualifies as an “audit committee financial expert.”

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with both management and the independent auditors. The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC.

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Audit Committee also discussed with the auditors financial management matters related to our internal control over financial reporting.

Based on these discussions, the Audit Committee’s review of our audited financial statements for the year ended December 31, 2018 and the written disclosures received from the independent auditors, the Audit Committee recommended that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

AUDIT COMMITTEE
Michael F. Hines (Chairperson)
Philip E. Mallott
Jeffrey P. Berger

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Common Stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our current directors and executive officers as a group, based on information furnished by each person.

Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our Common Stock. The following table includes Common Stock issuable within 60 days of the Record Date upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 83,966,049 shares of Common Stock outstanding as of March 25, 2019. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

Name of Beneficial Owner	Position	Shares		Percentage
Kenneth A. Martindale	Chief Executive Officer and Director	606,467	(1)	*
Tricia K. Tolivar	Executive Vice President, Chief Financial Officer	114,676	(2)	*
Gene E. Burt	Former Executive Vice President, Chief Merchandising Officer and Chief Supply Chain Officer	22,182	(3)	*
Joseph Gorman	Former Executive Vice President of Operations	29,066	(4)	*
Steven Piano	Senior Vice President, Chief Human Resources Officer	5,750	(5)
Robert F. Moran	Director	1,256,631	(6)	1.50%
Jeffrey P. Berger	Director	128,038	(7)	*
Hsing Chow	Director	0		*
Alan D. Feldman	Director	93,711	(8)	*
Michael F. Hines	Director	227,283	(9)	*
Amy B. Lane	Director	63,363	(10)	*
Philip E. Mallott	Director	83,446	(11)	*
Michele S. Meyer	Director	0
Richard J. Wallace	Director	95,363	(12)	*
Yong Kai Wong	Director	0		*
All directors and executive officers as a group (16 persons)		2,905,806		3.41%
*	Less than 1% of the outstanding shares of Common Stock.
(1)	Consists of (i) 245,549 shares directly held, (ii) 187,876 shares of time-vested restricted stock and (iii) 173,042 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date. Does not include 118,045 shares underlying performance based RSUs for which performance results have been certified, that will be settled in stock on December 31, 2020, provided Mr. Martindale remains employed by the Company on such date.
(2)	Consists of (i) 27,363 shares directly held and (ii) 87,313 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date. Does not include 26,905 shares underlying performance based RSUs for which performance results have been certified, that will be settled in stock on December 31, 2020, provided Ms. Tolivar remains employed by the Company on such date.
(3)	Consists of (i) 4,682 shares directly held and (ii) 17,500 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date. Does not include 20,179 shares underlying performance based RSUs for which performance results have been certified, that will be settled in stock on December 31, 2020. Mr. Burt resigned from the Company effective March 15, 2019.
(4)	Consists of (i) 5,565 shares directly held and (ii) 23,501 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date. Does not include 20,179 shares underlying performance based RSUs for which performance results have been certified, that will be settled in stock on December 31, 2020. Mr. Gorman resigned from the Company effective March 15, 2019.
(5)	Does not include 6,726 shares underlying performance based RSUs for which performance results have been certified, that will be settled in stock on December 31, 2020, provided Mr. Piano remains employed by the Company on such date.

(6)	Consists of (i) 936,579 shares directly held, (ii) 31,609 shares of time-vested restricted stock, and (iii) 288,443 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(7)	Consists of (i) 82,429 shares directly held, (ii) 31,609 shares of time-vested restricted stock and (iii) 14,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(8)	Consists of (i) 62,102 shares directly held and (ii) 31,609 shares of time-vested restricted stock.
(9)	Consists of (i) 183,754 shares directly held, (ii) 31,609 shares of time-vested restricted stock and (iii) 11,920 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.
(10)	Consists of (i) 31,754 shares directly held and (ii) 31,609 shares of time-vested restricted stock.
(11)	Consists of (i) 51,837 shares directly held and (ii) 31,609 shares of time-vested restricted stock.
(12)	Consists of (i) 28,754 shares directly held, (ii) 31,609 shares of time-vested restricted stock and (iii) 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

Based on filings made under Section 13(d) and 13(g) of the Exchange Act reporting ownership of shares and percent of beneficial ownership, as of March 25, 2019 the only persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Beneficial Owners of 5% or More of Our Outstanding Common Stock	Shares		Percentage
Harbin Pharmaceutical Group Co., Ltd. No. 68, Limin West Fourth Street Limin Development Zone Harbin, People’s Republic of China	56,065,420	(1)	40.1%
FMR LLC and certain affiliated parties 245 Summer Street Boston, MA 02210	7,877,006	(2)	9.390%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,124,028	(3)	7.3%
(1)	Based on the Schedule 13D filed with the SEC on November 19, 2018 by Harbin Pharmaceutical Group Co., Ltd., (“Harbin”) in which Harbin reports it has sole voting power and sole dispositive power over 56,065,420 shares. On February 13, 2018, the Company entered into a Securities Purchase Agreement (the “Original Purchase Agreement”) with Harbin Pharmaceutical Group Holdings Co., Ltd., whose rights and obligations under the Original Purchase Agreement were subsequently assigned to Harbin. On November 7, 2018, the Company and Harbin entered into an amendment to the Original Purchase Agreement (the “Amendment to the Purchase Agreement” and, together with the Original Purchase Agreement, the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, Harbin purchased 100,000 shares of the Issuer’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”) from the Company on November 8, 2018 at a purchase price per share equal to $1,000.00 for a total purchase price of $100,000,000 (the “Initial Issuance”). Furthermore, pursuant to the terms of the Purchase Agreement, Harbin agreed to purchase (i) 50,000 shares of Convertible Preferred Stock from the Issuer on, or, at the election of Harbin, prior to, December 28, 2018 at a purchase price per share equal to $1,000.00 for a total purchase price of $50,000,000 (the “First Subsequent Issuance”) and (ii) 149,950 shares of Convertible Preferred Stock from the Issuer on, or, at the election of Harbin, prior to, February 13, 2019 at a purchase price per share equal to $1,000.00 for a total purchase price of $149,950,000 (the “Second Subsequent Issuance”). The Convertible Preferred Stock may at any time and from time to time be converted into a number of shares of Common Stock calculated in accordance with the formula contained in the Certificate of Designation.
(2)	Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 13, 2019 by FMR LLC, a parent holding company, Abigail P. Johnson, a Director, the Chairman and Chief Executive Officer of FMR LLC and Fidelity Series Intrinsic Opportunities Fund (the “FSIO”). In the Amendment No. 6 to Schedule 13G, (i) FMR LLC discloses it has sole voting power over 307,168 shares and sole dispositive power over 7,877,006 shares, (ii) Ms. Johnson discloses that she has sole dispositive power over 7,877,006 shares and (iii) FSIO discloses that it has sole voting power over 5,939,600 shares. Members of the Johnson family are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.
(3)	Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc. (“BlackRock”) in which BlackRock discloses that it has sole voting power over 5,770,322 shares and sole dispositive power over 6,124,028 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and holders of more than 10% of our Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our Common Stock.

Based solely upon a review of the copies of these forms or written representations, which we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for our fiscal year ended December 31, 2018, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our Common Stock, except that there was a failure to timely file Forms 4 on behalf of certain of our Named Executive Officers in connection with exempt tax withholding transactions occurring upon the vesting of awards in 2018 as follows: Messrs. Martindale, Mantel and Burt (one tax withholding transaction each), Mr. Gorman (two tax withholding transactions), and Ms. Tolivar and Dr. Ramanathan (three tax withholding transactions). Each of these filings was made as soon as practicable after discovery that the reporting obligation had been missed.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2020 Annual Meeting must be received by us no later than December 10, 2019 to be presented at the 2020 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Our Sixth Amended and Restated Bylaws (the “Bylaws”) prescribe the procedures that a record stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters submitted pursuant to Rule 14a-8 under the Exchange Act). The following summary of these procedures is qualified by reference to our Bylaws, a copy of which can be obtained, without charge, upon written request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Pursuant to Article II, Section 5(b) of our Bylaws, a record stockholder must provide timely notice of any stockholder proposal (including director nomination(s)) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before the 2020 Annual Meeting. To be timely, such notice must be received by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 between the opening of business on January 21, 2020 and the close of business on February 20, 2020. The notice must contain the information specified in our Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting. For director nominations, the notice must also contain the information specified in our Bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2020 Annual Meeting is more than 30 days before or more than 70 days after May 21, 2020, to be timely, such notice must be received no earlier than the 120th day prior to the date of the 2020 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2020 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2019 Annual Meeting was first made.

With respect to stockholder proposals not included in our proxy statement for the 2019 Annual Meeting, the persons named in the Board’s proxy for the 2020 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K can be obtained free of charge upon request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary.

ANNEX A

Calculation of Non-GAAP to GAAP financial metric

Operating income (EBIT) including certain specified adjustments disclosed in our quarterly earnings reports, was used as a performance metric under the 2018 Stock Plan. Below we have set forth a reconciliation of the adjusted EBIT to the GAAP financial metric, which is based upon reported EBIT from the Company’s audited financial statements.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Operating Income to Adjusted Operating Income
(in thousands, except per share data)

Year ended December 31, 2018
Reported	$(112,353)
Gains on refranchising	(513)
Long-lived asset impairments	438,236
Joint Venture start-up costs	1,624
Retention	6,971
Selling, general and administrative(1)	2,162
Adjusted	$160,833
(1)	Includes severance expenses associated with the organizational realignment to more effectively align the structure in support of the key growth areas of the Company, as well as a legal-related charges.

A-1

GNC HOLDINGS, INC.
300 SIXTH AVENUE
PITTSBURGH, PA 15222

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Hsing Chow
02 Alan D. Feldman
03 Michael F. Hines
04 Amy B. Lane
05 Philip E. Mallott
06 Kenneth A. Martindale
07 Michele S. Meyer
08 Robert F. Moran
09 Yong Kai Wong

0000417299_1 R1.0.1.18

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00 0 00 0 00000417065_1 R1.0.1.18For Withhold For AllAll All ExceptThe Board of Directors recommends you vote FORthe following:1. Election of DirectorsNominees01 Alan D. Feldman 02 Michael F. Hines 03 Amy B. Lane 04 Philip E. Mallott 05 Kenneth A. Martindale06 Robert F. Moran 07 Hsing Chow 08 Yong Kai Wong 09 Michele S. MeyerGNC HOLDINGS, INC.300 SIXTH AVENUEPITTSBURGH, PA 15222VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on 05/20/2019. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ETon 05/20/2019. Have your proxy card in hand when you call and then follow theinstructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.The Board of Directors recommends you vote FOR the following proposals: For Against Abstain2. The adoption, by non-binding vote, of the advisory resolution to approve the compensation paid to theCompany's named executive officers in 2018, as disclosed in the proxy materials.3. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered publicaccounting firm for the Company's 2019 fiscal year.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation orpartnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.comGNC HOLDINGS, INC.Annual Meeting of StockholdersMay 21, 2019 8:00 AM EDTThis proxy is solicited by the Board of DirectorsThe Stockholder(s) hereby appoint(s), Tricia K. Tolivar and Kevin G. Nowe, or either of them, as proxies, eachwith the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, asdesignated on the reverse side of this ballot, all of the shares of common stock of GNC HOLDINGS, INC. that thestockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT, on May21, 2019, at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and anyadjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction ismade, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side